UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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WERNER ENTERPRISES, INC.
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Post Office Box 45308
Omaha, Nebraska 68145-0308

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 14, 2024

Dear Stockholders:
Notice is hereby given that the 2024 Annual Meeting of Stockholders of Werner Enterprises, Inc., a Nebraska corporation (the “Company”), will be held at the Embassy Suites Omaha-La Vista Hotel & Conference Center, 12520 Westport Parkway, La Vista, Nebraska, on Tuesday, May 14, 2024, at 10:00 a.m. Central Time for the following purposes:
1.To elect one Class I director to serve for a one-year term expiring at the 2025 Annual Meeting of Stockholders and two Class III directors to each serve for a three-year term expiring at the 2027 Annual Meeting of Stockholders.
2.To approve an advisory resolution on executive compensation.
3.To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.
4.To transact such other business as may properly come before the meeting or any adjournment thereof.
Only stockholders of record (“registered stockholders”) with our transfer agent, Equiniti Trust Company, at the close of business on March 25, 2024, our record date, will be entitled to receive notice of and to vote at the 2024 Annual Meeting or any adjournment thereof.
Please see Important Notice Regarding the Availability of Proxy Materials on the next page.

By Order of the Board of Directors,

Diane M. Stewart-Ferro
Omaha, Nebraska	Corporate Secretary
April 3, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 14, 2024

We are delivering proxy materials to registered stockholders for the 2024 Annual Meeting under the “Notice and Access” rules of the U.S. Securities and Exchange Commission. The rules permit us to furnish our “Proxy Materials” (the Notice of Annual Meeting, the Proxy Statement and proxy card for the meeting, our 2023 Annual Report to Stockholders containing our Annual Report on Form 10-K for the year ended December 31, 2023, and any amendments or additional soliciting materials) via a Notice of Internet Availability of Proxy Materials (“Availability Notice”), which instructs registered stockholders on how to access and review the Proxy Materials, free of charge, and submit proxies on the Internet, which we encourage them to do.
This method of furnishing the Proxy Materials, versus mailing bulky printed copies and proxies to all registered stockholders, aligns with our environmental goals and reduces our printing and distribution expenses. A registered stockholder may request and receive printed Proxy Materials and a proxy card by following the instructions in the Availability Notice. We encourage you to access and review all the important information in the Proxy Materials prior to voting.
YOUR VOTE IS IMPORTANT
If you are a registered stockholder, follow the instructions in the Availability Notice to vote and submit your proxy as soon as possible, even if you plan to attend the meeting. If you hold your shares through brokerage firms, banks or other nominees, follow the voting instructions they send you. To help the environment and further our cost savings, please choose, if prompted, to receive email notices regarding the online availability of proxy materials.

PROXY MATERIALS ARE AVAILABLE AT WWW.PROXYVOTE.COM. FOLLOW THE INSTRUCTIONS YOU RECEIVE TO ACCESS PROXY MATERIALS AND VOTE.

i

WERNER ENTERPRISES, INC.
Post Office Box 45308
Omaha, Nebraska 68145-0308
________________

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
MAY 14, 2024
________________________

PROXY STATEMENT SUMMARY AND BUSINESS OVERVIEW

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors (the “Board”) for the 2024 Annual Meeting of Stockholders (the “Annual Meeting” or “2024 Annual Meeting”) of Werner Enterprises, Inc. The Annual Meeting will be held at the time and place and for the purposes set forth in the Notice of Annual Meeting of Stockholders to be held on May 14, 2024 located on the cover page of the Proxy Statement (the “Meeting Notice”). Additional meeting information is set forth in Annual Meeting and Voting Information.

On or about April 3, 2024, Broadridge Financial Solutions, Inc. (“Broadridge”), sent on our behalf the Notice of Internet Availability of Proxy Materials (“Availability Notice”) to “registered stockholders” at the close of business on the “record date” (each as defined below). The Availability Notice explains how to access our “Proxy Materials” (defined below) and how to vote proxies via the Internet, phone or mail. Registered stockholders will not receive printed copies unless they request them as instructed in the Availability Notice.

In this Proxy Statement, we also use the following terms and abbreviations:
•We refer to Werner Enterprises, Inc. as the “Company,” “Werner,” “we,” “our” or “us”
•Reference to the “SEC” means the U.S. Securities and Exchange Commission
•The term “record date” means March 25, 2024
•The term “registered stockholders” means stockholders of record with our transfer agent, Equiniti Trust Company (“Equiniti”), as of the close of business on the record date
•References to “2023” and “for the year ended December 31, 2023” mean the Company’s fiscal year for the period beginning January 1, 2023 and ending December 31, 2023
•References to the “2023 Form 10-K” mean our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 26, 2024
•References to the “2023 Annual Report” mean our Annual Report containing the 2023 Form 10-K
•References to “Proxy Materials” mean the Meeting Notice, this Proxy Statement, the proxy card, the 2023 Annual Report, and any amendments or additional solicitation materials
•The term “executive officers” means those executives listed in Executive Officer Information
•References to “our website” means www.werner.com under the “Investors” link

The Proxy Materials are available through www.proxyvote.com, the website of Broadridge Financial Services, Inc. The materials refer to certain reports and forms filed with the SEC. Our SEC filings, including the Proxy Materials, are available on our website under the Financial Information heading, as well as on the SEC website at www.sec.gov. You may request copies of the Proxy Materials as instructed in the Availability Notice. You may request copies of other SEC filings from our Corporate Secretary as provided in the Contacting the Corporate Secretary and Executive Offices.

2023 Financial Highlights. The Company’s financial results in 2023 were impacted by a prolonged and challenging operating environment with revenues flat and operating income decreasing 45%. Earnings per diluted share decreased 53% due primarily to market dynamics including lower equipment gains, inflationary headwinds and rate pressure in One-Way. Despite these challenges, we generated record cash flow from operations of $474.4 million and ended the year with a net debt to earnings before interest, income taxes, depreciation, and amortization (EBITDA) ratio of 1.21 times.

•Total revenues $3.3 billion	•Cash flow from operations $474.4 million
•Operating income $176.4 million	•Capital expenditures, net $408.7 million
•Net income attributable to Werner $112.4 million	•Dividends paid $34.2 million
•Earnings per diluted share $1.76	•Stockholders’ equity $1.5 billion
•Operating ratio 94.6%

2023 Executive Compensation Program. Our executive compensation program has been instrumental to achieving our business objectives. Our total compensation mix allows us to retain qualified, innovative executive officers who possess the necessary experience and expertise to effectively lead and manage the Company, contribute to our long-standing success and create value for our stockholders. The overall design of our compensation program, including the three primary pay components, has remained consistent year over year.

Annual Base Salary	•Fixed element of annual compensation
•Two named executive officers received base salary increases in 2023 with an average increase of 5%
Cash Annual Incentive Compensation	•Short-term cash incentive with variable payout opportunities based on two Company performance metrics measured against pre-defined annual goals and an individual performance metric

•Target cash annual incentive payouts as a percentage of base salary increased from 115% in 2022 to 120% in 2023 for the Chief Executive Officer (“CEO”) and remained the same at 70% in 2023 for the other named executive officers

Long-Term Incentive Compensation	•Long-term equity-based incentives split equally between restricted stock and performance stock (at target) with three-year vesting schedules

•Updated performance stock Total Shareholder Return (“TSR”) modifier to allow for a 25% increase or decrease in shares earned for outperforming or underperforming peers, respectively, rather than serving as a payout cap as it had in previous years

Our executive compensation program includes the following best practices:

What we do	What we don’t do
•Pay for performance	•Employment agreements for executive officers
•Short-term and long-term incentive compensation	•Single-trigger severance arrangements
•Recoupment policy for performance-based cash and equity awards	•Dividends or dividend equivalents on unvested or unearned equity awards
•Annual say-on-pay vote	•Hedging and pledging of Werner securities
•Independent compensation consultant	•Tax gross-ups beginning in 2022
•Stock ownership guidelines
•Limited perquisites

Environmental Social and Governance (“ESG”). ESG concepts have long been woven into the fabric of our history. The recent history of our formal ESG program includes:

2021
•Released an inaugural corporate social responsibility (“CSR”) report
•Retained leaders in sustainability and in diversity, equity and inclusion
•Formed an IDEAL (Inclusion Diversity, Equity, Accountability & Learning) Council to facilitate Associate Resource Groups (“ARGs”) that help drive associate engagement and encourage diverse voices and perspectives

2022
•Launched WernerBlue, a sustainability initiative that, through the work of a task force including executive leadership, focuses on progress toward ESG strategies and priorities
•Environmental Social and Governance Committee (“ESG Committee”) of the Board was established, having the responsibilities described in Environmental Social and Governance Committee
•Updated our inaugural CSR report

2023
•Posted a detailed CSR report (“2023 Report”) on our website under the ESG heading showing:
▪our ESG goals and the progress toward each
▪that ESG is a main pillar of Werner DRIVESM (Durable, Results, Innovation, Values, ESG), a strategy that incorporates sustainability, capital allocation, an outcome-oriented approach to operations, a drive to innovate, and a culture that supports and values team members
▪multiple awards we have received related to ESG efforts (awards are also shown in Item 1 of our 2023 Form 10-K)

2024
•Continuing to establish and measure progress toward meaningful, reportable ESG metrics and goals and work closely with the ESG Committee of the Board in, among other efforts:
▪building on our strong foundation as an industry leader focused on reducing our environmental impact and carbon footprint
▪fostering and empowering an inclusive culture that upholds our core values
▪upholding transparency, ethics and integrity in our governance practices

Highlights of our ESG program include:

Environmental
•As shown in the 2023 Report, we are an award-winning EPA SmartWay Transportation Partner:
▪working to make our fleet more environmentally sustainable
▪investing in and testing alternative fuels and technology
▪including facilities in our carbon reduction efforts
▪executing a carbon reduction plan against an aggressive 2020 baseline (initial results of 16% in the 2023 Report)

Social
•Commitment to several core Company values furthers this responsibility:
▪Safety - We strive to invest in new technology to help keep our professional drivers and communities safe
–In 2023, we achieved a 19-year low (for our third quarter) in our U.S. Department of Transportation preventable accident rate
▪Inclusion - We have 11 ARGs to foster an inclusive workplace aligned with our corporate goals and values
–In 2023, we formalized our supplier diversity program
▪Community – We are dedicated to addressing important societal issues
–We connect associates participating in our longstanding Blue Brigade with volunteer opportunities in their communities
–We are a leader in an industry-wide effort to combat human trafficking; in 2023, we rolled out training to all office associates

Governance
•Our talented Board has strong business experience, relevant leadership skills and diversity among its membership, as shown in Director Information
•Recent governance activity of the Board includes:
▪In 2023, we created a Lead Independent Director position and appointed a Lead Independent Director
▪In 2024, we separated the office of President from that of Chairman & Chief Executive Officer and appointed our Chief Legal Officer as President

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Articles of Incorporation provide that the Board may be divided into two or three separate classes of directors. Each class must consist of not less than two, nor more than five, directors, and the classes should be nearly equal in number as possible. Our By-Laws provide for a range of not less than seven nor more than nine directors, divided into three classes (Class I, II and III), and each class should have the same number of directors to the extent possible. Subject to the terms and conditions of our By-laws, directors hold office for a term of three years and until a successor is elected and qualified, and the terms of office for each class of current directors expire at the Annual Meeting of Stockholders in the following years: Class I, 2025; Class II, 2026; and Class III, 2024.

DIRECTOR NOMINEES

You will be asked to elect one director in Class I to serve for a one-year term expiring at the 2025 Annual Meeting of Stockholders (“2025 Annual Meeting”) and two directors in Class III to each serve for a three-year term expiring at the 2027 Annual Meeting of Stockholders (“2027 Annual Meeting”). The nominees for director at the Annual Meeting are:

NOMINEES OF THE BOARD OF DIRECTORS
Class	Term Ends	Name
Class I	If elected, new term will expire at 2025 Annual Meeting	Michelle D. Greene (1)
Class III	If elected, new term would expire at 2027 Annual Meeting	Scott C. Arves Alexi A. Wellman

(1) Appointed in November 2023 to fill a directorship vacancy created by the retirement of Dr. Kenneth M. Bird, Ed.D.

On February 27, 2024, former Class III director, Vikram Mansharamani, Ph.D. resigned from the Board. As a result, the number of directors decreased from nine to eight. As of the date of this Proxy Statement, the Board has three Class I, three Class II, and two Class III directors.

The individual qualifications, skills and experience of the nominees for director are discussed in their respective biographies in Director Information.

Each of the nominees designated in this Proxy Statement has indicated his or her intention to serve as a director if elected, and the Board does not know of any reason why any nominee will be unavailable for election. In the event any nominee becomes unwilling or unable to serve as a director, the shares represented by your accompanying proxy will be voted for any substitute nominee designated by the Board, unless you expressly withhold (whether on your proxy or in person at the Annual Meeting) authority to vote your shares for the unavailable nominee or substitute nominee.

There are no arrangements or understandings between any of the nominees and any other person pursuant to which any of the nominees was selected as a nominee.

DIRECTOR INFORMATION

Identified in the table below are the director nominees and the other directors whose terms will continue after the Annual Meeting. Certain information provided to us by our directors and director nominees regarding their qualifications, skills and experience is also set forth in Director Biographies and in the Director Skills and Diversity matrix. None of the corporations or other organizations referenced in the biographies is a parent, subsidiary or affiliate of the Company.

MEMBERS AND NOMINEES OF THE BOARD OF DIRECTORS
Name	Principal Occupation	Term Ends	Class
Scott C. Arves, Director & Nominee	Former Director, President & Chief Executive Officer of Transport America, Inc.	2024	III
Diane K. Duren, Director	Former Executive Vice President and Corporate Secretary of Union Pacific Corporation	2026	II
Michelle D. Greene, Director & Nominee	Executive Vice President, Chief Information Officer, Global Technology and Business Services of Cardinal Health	2024	I
Jack A. Holmes, Director	Chairman of EmergeTMS; Former President of UPS Freight	2025	I
Derek J. Leathers, Director	Chairman & Chief Executive Officer of Werner Enterprises, Inc.	2026	II
Michelle D. Livingstone, Director	Former Vice President-Transportation of The Home Depot	2026	II
Carmen A. Tapio, Director	Founder and Chief Executive Officer of North End Teleservices, LLC	2025	I
Alexi A. Wellman, Director & Nominee	Chief Executive Officer of Altaba, Inc.	2024	III

Director Biographies. The information below includes the name, age, principal occupation for at least the last five years and other biographical information for each of our continuing directors and director nominees.

SCOTT C. ARVES, 67, was elected as a Company director in May 2021. Mr. Arves retired from Transport America, Inc. in January 2017 after serving as Director, President & Chief Executive Officer for ten years. Prior to that, he had a 27-year career with Schneider National, Inc., where he most recently served as President of the Transportation Sector from May 2000 to June 2006. In that capacity, he was responsible for all of Schneider’s trucking and intermodal business, which was a $3 billion business employing approximately 20,000 people. He is currently a member of the Board of Advisors of CSM Companies and was a director of Commercial Vehicle Group from May 2005 to May 2019 and a director of TFI International from May 2016 to December 2018. Mr. Arves brings to our Board substantial business experience in the truckload industry and previous board experience. Mr. Arves was appointed Chair of our Nominating and Corporate Governance Committee effective May 2022 and Lead Independent Director effective February 2023.

DIANE K. DUREN, 64, was elected as a Company director in 2017. In February 2017, Ms. Duren retired from Union Pacific Corporation, having served as Executive Vice President, Chief Administrative Officer and Corporate Secretary for four years, after serving as Vice President and General Manager–Chemicals in Marketing & Sales. Since joining Union Pacific in 1985, she held a variety of positions in the Finance and Marketing & Sales departments, including Vice President and General Manager–Agricultural Products. In 2011, she was awarded the Creighton University College of Business Alumni Merit Award. Prior to her employment at Union Pacific, she was a certified public accountant with Deloitte, Haskins & Sells in Omaha. Ms. Duren is a member of the board of directors of U.S. Silica Holdings, Inc. and serves on its audit committee and is Chair of its compensation committee. Ms. Duren is a member of the board of directors of Savage Companies, a privately held transportation, logistics, materials handling, and industrial services company, and serves on its audit committee and is Chair of its compensation committee. She has been active on multiple community and industry boards including American Red Cross, of which she served as chair of the Heartland Chapter in 2010 and 2011. In 2014, Ms. Duren was appointed by Omaha Mayor Jean Stothert to the Metropolitan Entertainment & Convention Authority Board of Directors and

in 2019 was reappointed by the Omaha City Council and is the current Chairwoman of the Board. She also served on the board of Children’s Hospital and Medical Center where she was Chair from 2019 to 2021. In 2018, Ms. Duren joined Peter Kiewit Foundation as a Community Advisor and in 2019 became a Trustee. She also joined Creighton University’s Board of Trustees in 2019 and currently serves as Vice Chair. Ms. Duren’s vast experience in the transportation industry, multiple leadership roles, and accounting and financial experience add great value and insight to the Board. She also qualifies as an audit committee financial expert. Ms. Duren served as Chair of our Nominating and Corporate Governance Committee during 2019 and was appointed Chair of our Compensation Committee effective April 2020.

MICHELLE D. GREENE, 54, was appointed by our Board in November 2023 to fill a vacant directorship position. Ms. Greene is Executive Vice President, Chief Information Officer, Global Technology and Business Services at Cardinal Health, a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for healthcare facilities. In her role as Chief Information Officer, Ms. Greene manages the teams charged with Digital and Commercial Technologies, Pharma and Medical segment information technology, Global Business Services and Information Security. In addition to her day-to-day responsibilities at Cardinal Health, Ms. Greene serves on the board for The Cardinal Health Foundation, actively sponsors the company’s STEM Initiative, co-sponsors BOLD, the Black and African American employee resource group and is an executive advisor for the Black and African American Equity Cabinet. In the community, Ms. Greene serves on numerous boards including Goodwill of Southeastern Wisconsin, Goodwill Manufacturing, Inc., GreenPath Financial Wellness and Detroit Public Television. She is also an active member of ITSMF (IT Senior Management Forum), Chief and Black Women on Boards. With her experience in business strategy, including technology solutions, and in information technology infrastructure and cybersecurity, Ms. Greene adds valuable acumen to our Board.

JACK A. HOLMES, 64, was appointed by our Board in August 2018 to fill the directorship position created by the expansion of the Board in 2018 and was elected by the stockholders at the 2019 Annual Meeting of Stockholders. Mr. Holmes served as President of UPS Freight from 2007 until his retirement in 2016. He began his career in transportation in 1979 outside of Philadelphia, Pennsylvania, when he joined UPS and served in several positions before holding leadership positions in Operations, Engineering and Human Resources. He also led the UPS transition team for the 2005 purchase of Overnite Transportation, now UPS Freight. Mr. Holmes currently serves as the Chairman and a director of EmergeTMS in Scottsdale, Arizona; formerly served as a director of Sharps Compliance, on which he served as Chairman of the Nominating and Corporate Governance Committee and the Compensation Committee; and as a director of Redwood Logistics and LaserShip. With his extensive leadership experience in the transportation industry, Mr. Holmes adds thoughtful insight through industry expertise to our Board. Mr. Holmes served as Chair of our Nominating and Corporate Governance Committee from April 2020 to April 2022.

DEREK J. LEATHERS, 54, was appointed by our Board in May 2020 to fill a directorship vacancy and appointed Vice Chairman of the Board. In May 2021, he was elected as a Company director by the stockholders and appointed Chairman of the Board. He served as our President from 2011 to January 2024 and has been our Chief Executive Officer since May 2016. Mr. Leathers has worked in the transportation and logistics industry for over 30 years. Throughout his tenure at Werner, he has held integral roles in many facets of the organization, including the establishment of Werner’s Mexico operations and oversight for all the asset operating groups. Prior to joining Werner in 1999, Mr. Leathers was employed by Schneider National, a large truckload carrier, for eight years, during which time he was based out of Mexico City for several years and was one of the first foreign members of Mexico’s trucking association (CANACAR). Mr. Leathers is active in a number of local, state and national professional organizations and boards. He currently serves as the chair of the American Transportation Research Institute board of directors, is a founder and board member of PlaySmart, and is a board member and Executive Committee member of the Greater Omaha Chamber of Commerce. Mr. Leathers brings to the Board a unique understanding of our business and operations as well as his significant and extensive knowledge of the transportation industry.

MICHELLE D. LIVINGSTONE, 65, was appointed by our Board in May 2022 to fill a vacant directorship and was elected by the stockholders at the 2023 Annual Meeting of Stockholders. Ms. Livingstone served as Vice President - Transportation for The Home Depot (a multinational home improvement retail business) in Atlanta from 2007 to 2021. During this time, she was a founding member of the Supply Chain Leadership Team and served on the Environmental Council to drive sustainability efforts. From 2005 to 2007, Ms. Livingstone was Senior Vice President – Transportation for C&S Wholesale Grocers in Keene, New Hampshire and was Vice President –

Transportation for J.C. Penney of Plano, Texas from 2002 to 2005. Ms. Livingstone was Senior Director of Supply Chain and Transportation for Kraft Foods of North America, Inc. of Madison, Wisconsin from 1985 to 2002. Ms. Livingstone currently serves as a board member for Mastery Logistics Systems, Rainbow Village, The Transportation and Supply Chain Institute of the University of Denver, and Indiana University Kelley School of Business Transportation Executive Board. With her extensive leadership experience in the transportation industry, Ms. Livingstone adds thoughtful insight through industry expertise to our Board.

CARMEN A. TAPIO, 58, was appointed by our Board in November 2020 to fill a directorship vacancy and was elected by the stockholders at the 2021 Annual Meeting of Stockholders. She is the founder and Chief Executive Officer of North End Teleservices, LLC, in Omaha, Nebraska, which provides advanced contact center solutions. She has held this position since 2017 and previously served as President and Chief Operating Officer of North End Teleservices from 2015 to 2017. From 2010 to 2015, Ms. Tapio was the owner and manager of Core Advantage Consulting in Omaha, Nebraska and from 2001 to 2009 served in several leadership positions with Carlson Companies of Minneapolis, Minnesota. Since 2021, Ms. Tapio has served on the Board of Directors of the Federal Reserve Bank of Kansas City, Omaha Branch. Ms. Tapio is active in local community organizations and currently serves as the chair of the Greater Omaha Chamber of Commerce board of directors and as the chair for its Commitment to Opportunity, Diversity and Equity (“CODE”) and CEOs for CODE councils. She also served as chair of the Leadership, Diversity and Inclusion Council for the state of Nebraska’s Blueprint Nebraska strategy. In 2022, Ms. Tapio was named USA TODAY’s Women of the Year honoree from Nebraska. She brings a unique perspective to business, having worked for Fortune 500 and 100 companies in the United States, Australia, Mexico and throughout Europe. Her career has taken multiple paths, holding both executive and general management business roles and executive cultural roles, including chief diversity officer and vice president of Responsible Business. Ms. Tapio was appointed Chair of our Environmental Social and Governance Committee effective January 2022.

ALEXI A. WELLMAN, 53, was elected as a Company director in May 2021. Ms. Wellman has been the Chief Executive Officer of Altaba, Inc., a closed-end management investment company, since January 2022. From June 2017 until her current appointment, Ms. Wellman served as Chief Financial Officer of Altaba, Inc. She was Vice President, Finance and ultimately Vice President, Global Controller of Yahoo, Inc. from November 2013 to June 2017 and Chief Financial Officer of Nebraska Book Company from December 2011 to June 2013. Prior to her employment with Nebraska Book Company, she was a practicing certified public accountant with KPMG LLP for 18 years, seven of which she served as an audit partner. She was the audit engagement partner on the Company’s annual audit for the year ended December 31, 2010, prior to her departure in 2011. Ms. Wellman currently serves on the board and is the audit committee chair of ESS Inc. Ms. Wellman has significant knowledge and experience in financial management, accounting processes and corporate governance. She brings substantial accounting and financial expertise, overall board experience and comprehension of our business operations and industry that contribute to the Board’s collective qualifications, skills and experience. Ms. Wellman also qualifies as an audit committee financial expert. Ms. Wellman was appointed Chair of our Audit Committee effective May 2021.

Director Skills and Diversity. The Nominating and Corporate Governance Committee (“Governance Committee”) considers the particular experience, qualifications, and skills of each director and the relevance of such key competencies to the Company’s business and operations when determining whether an individual should serve as a Company director. The matrix that follows summarizes the skills and diversity of the continuing directors and director nominees, which the Governance Committee considered in its evaluation. The Company is continuing to refresh, diversify and add new capabilities to our Board, and as a result six of the eight directors have a tenure of less than five years.

DIRECTOR SKILLS AND DIVERSITY
	Scott C. Arves	Diane K. Duren	Michelle D. Greene	Jack A. Holmes	Derek J. Leathers	Michelle D. Livingstone	Carmen A. Tapio	Alexi A. Wellman	%
Skills
Strategy development and risk management	X	X	X	X	X		X	X	88%
CEO experience	X			X	X		X	X	63%
Cybersecurity experience			X	X	X		X	X	63%
Marketing and sales	X	X		X	X		X		63%
Public company officer or director	X	X	X	X	X	X	X	X	100%
Government affairs, public policy, regulatory				X	X	X			38%
Industry	X	X		X	X	X			63%
Corporate governance	X	X		X				X	50%
Financial		X		X	X		X	X	63%
Demographics
Race/Ethnicity:
African American or Black			X				X		25%
White	X	X		X	X	X		X	75%
Gender:
Female		X	X			X	X	X	63%
Male	X			X	X				38%
Board Tenure
Approximate Years	3	7	0.5	6	4	2	3	3	N/A

RECOMMENDATION OF THE BOARD OF DIRECTORS — PROPOSAL 1

The Board unanimously recommends that stockholders vote FOR the election of each director nominee. A Designated Proxy Holder of proxies solicited by the Board in this Proxy Statement will vote the proxies as directed on each proxy, or if no instruction is made, for the election of all director nominees.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE DETERMINATIONS

The Board has affirmatively determined that all members of and nominees to our Board are independent pursuant to SEC and Nasdaq rules, except for Mr. Leathers. The Board has also determined that each member of Board committees satisfies the applicable independence requirements of Nasdaq and the SEC.

In making its independence determinations, our Board evaluated the following relationships and affirmatively determined that they did not materially affect the respective directors’ objectivity or independence:

•Ms. Livingstone is a member of the board of directors of Mastery Logistics Systems, Inc. (“MLSI”). We purchase MLSI’s cloud-based transportation management system solution. On January 24, 2023, we purchased a $25.0 million subordinated promissory note from MLSI and have invested in MLSI as described in notes 6, 7 and 9 to the Consolidated Financial Statements in our 2023 Form 10-K. Ms. Livingstone does not participate in board decisions at either MLSI or Werner regarding the MLSI-Werner relationship and is obligated to protect the Company’s confidential information.

•Ms. Tapio is the founder and Chief Executive Officer of North End Teleservices, LLC. The Company’s transactions with North End Teleservices, LLC are described in Transactions with Related Persons. The relationship between North End Teleservices, LLC and the Company is arms-length.

At its annual meeting, the Governance Committee reviewed the (i) legal and regulatory standards for assessing Board and Board committee independence, (ii) criteria for determining a director’s “audit committee financial expert,” “non-employee director” and “outside director” status, and (iii) responses to annual questionnaires completed by our directors and director nominees. After completing its review, the Governance Committee submitted its independence recommendations to our Board. Our Board then made its independence determinations based on the Governance Committee’s recommendations and after considering the information available to such committee.

ROLE AND LEADERSHIP OF THE BOARD OF DIRECTORS

One of the primary roles of the Board is to oversee our senior management in the competent and ethical operation of our business and to ensure that our stockholders’ interests are being properly served. To achieve these objectives, the Board establishes and maintains high standards of responsibility and ethics designed to contribute to our overall success.

The Board appoints our Chairman and our Chief Executive Officer. Derek J. Leathers is serving in both roles, subject to his resignation, removal, or inability to serve due to death or incapacity, pursuant to Section 2 of Article III of our By-Laws. As Chairman, Mr. Leathers is actively involved in determining agendas for and presides over Board meetings and serves as a liaison between our Board and management.

We believe our current leadership structure, with a non-independent director serving as both Chairman and CEO, is effective for us. This configuration demonstrates to our stockholders, employees and customers that our primary leadership roles are served by a qualified person who has an extensive depth of knowledge about the Company’s business and industry and is committed to our development and success.

We also have a Lead Independent Director (Scott C. Arves) whose responsibilities include the following: (i) preside at Board meetings at which the Chairman and CEO is not present, including executive sessions of the independent directors, (ii) ensure that independent directors have adequate opportunities to meet and discuss issues without management present and call executive sessions of the independent directors as needed, (iii) review information sent to the Board and provide advice with respect to the agenda, schedule and other materials sent for Board meetings, (iv) communicate with the Chairman and CEO regarding discussions held in executive sessions of the Board, (v) serve as a liaison between the Chairman and CEO and the independent directors, (vi) be available for consultation and communication with major stockholders as deemed appropriate by the Board, (vii) lead the Board in succession planning for the Chairman and CEO, as well as succession planning for the Lead Independent Director, (viii) retain outside advisors and consultants who report directly to the Board on Board-wide issues, and (ix) be available to assist with the interviews of all director candidates and make recommendations to the Governance Committee. The Lead Independent Director Charter further describes the position and responsibilities of the role and is available under the Corporate Governance heading of our website.

Our independent directors regularly meet in “executive sessions,” which are meetings conducted without the presence of management. These executive sessions are typically conducted after each quarterly Board meeting and may also be held when deemed appropriate by the independent directors. Since his appointment as Lead Independent Director, Mr. Arves has presided over the executive sessions of the independent directors and acted as a liaison between the independent directors, management and the full Board. Further information regarding the 2023 executive sessions is provided in Committees of the Board of Directors.

We believe that by having each Board committee (including their respective Chairs) and the majority of our Board comprised of independent directors (who meet regularly in executive sessions) and having a Lead Independent Director, we have an effective and strong Board leadership structure for the Company. Our Board has the flexibility to continue or modify our leadership structure in the future, as the Board deems appropriate.

BOARD OVERSIGHT OF RISK MANAGEMENT

Company management is responsible for risk assessment and mitigation on a Company-wide basis, and our Board oversees and reviews these risk management efforts overall. Our Board believes that risk oversight fundamentally includes understanding the material risks we confront and how management responds to such risks, as well as a comprehension of risk levels appropriate for us. Typically, management identifies and measures various risks facing the Company and analyzes the factors associated with such risks, such as the probability and frequency of occurrence and potential impact on our cash flow, financial results and overall business and operations. Diverse types of risk are identified which are generally competitive, economic, regulatory or technological in nature. Management then develops response plans to address, mitigate and monitor identified risks and also reports and discusses these risks and plans with the Board. In its risk oversight role, our Board regularly evaluates and confers with management about the objectives of and risks involved with each plan. The Board also considers risk when assessing our business strategies and objectives, which is also integral to the Board’s risk management and tolerance evaluations.

While our Board has overall responsibility for risk oversight, each of the Board committees considers certain risks within its respective area of responsibility. Our Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the Company’s financial statements and audits thereof, and any other financial reports the Company files with the SEC; systems of internal controls regarding financial reporting; and auditing, accounting and financial reporting processes generally. In consultation with the independent auditors and the Internal Audit Department, the Audit Committee reviews the adequacy of the Company’s internal control environment, risk management processes, and procedures designed to ensure compliance with laws and regulations. It oversees policies and procedures related to the protection of Company proprietary and customer information and compliance with data privacy requirements and risk management related to cybersecurity. It reviews with the Company’s counsel any legal matter that could have a significant impact on the Company’s financial statements.

As discussed in Risk Management Related to Compensation, our Compensation Committee considers whether our executive compensation program encourages executive officers to take unreasonable risks relating to our business. Our ESG Committee identifies and assesses ESG risks and presents its findings to the Board and management. Our Governance Committee reviews risks related to legal and regulatory compliance concerning various corporate governance matters. The risk oversight roles of the Board, Audit Committee, Compensation Committee, ESG Committee, and Governance Committee do not impact our Board leadership structure because our Board is comprised of a majority, and such Board committees consist entirely, of independent directors.

CORPORATE GOVERNANCE POLICIES AND MATERIALS

The members of our Board possess a variety of experience, knowledge and judgment, and the diversity of these skills complements our corporate governance structure. Our corporate governance policies are designed to enable effective and thorough decision-making and to allow proper and comprehensive monitoring of the Company’s performance and compliance. These policies are also meant to provide our Board with practical guidelines that are regularly reviewed and can be appropriately revised and updated in response to regulatory developments and evolving business and governance practices. Our fundamental corporate governance principles and practices are set forth in our Code of Corporate Conduct and other policies available on our website under the Corporate Governance heading. Pursuant to SEC rules, we will disclose amendments to or waivers from our Code of Corporate Conduct, as they relate to our CEO, Chief Financial Officer (“CFO”) and Chief Accounting Officer (“CAO”), on our website or in a Current Report on Form 8-K filed with the SEC. To date, we have not granted any waivers from our Code of Corporate Conduct to the CEO, CFO or CAO.

HEDGING AND PLEDGING POLICY

The Board has formally adopted a policy on hedging and pledging of the Company’s common stock by directors and executive officers (officers who are subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”)). The policy prohibits purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock, including puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds (excluding broad-based index funds), and other financial instruments that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s common stock. The policy also provides that directors and executive officers shall not pledge, hypothecate, or otherwise encumber shares of the Company’s common stock as collateral for indebtedness including, but not limited to, holding shares in a margin account or any other account that could cause the Company’s common stock to be subject to a margin call or otherwise be available as collateral for a margin loan. Each director and executive officer certified to compliance with this policy in their annual questionnaire completed at the end of 2023.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board conducts its business through (i) meetings of the Board, (ii) actions taken by written consent in lieu of meetings, (iii) actions of its committees, and (iv) discussions with management, the independent auditors and other consultants. The Board has four standing committees: the Audit Committee, the Compensation Committee, the ESG Committee, and the Governance Committee. The Governance Committee evaluates each committee’s composition and appoints committee members annually, subject to Board approval. A majority of full committee membership elects committee Chairs, unless elected by the full Board. Committee members cannot be removed except by a majority vote of independent directors in office at the time.

Our Board delegates various responsibilities and authority to the committees to foster the effective governance of the Company. Each committee also meets periodically or when appropriate and reports their respective activities and actions to the full Board. The committees operate pursuant to written charters (including any amendments thereto) approved and adopted by the Board.

The composition of each Board committee is as follows:

BOARD COMMITTEE MEMBERSHIP AND 2023 MEETINGS HELD
Name	Audit Committee	Compensation Committee	ESG Committee	Governance Committee	Board of Directors
Scott C. Arves			X	Chair	X
Diane K. Duren	X	Chair			X
Michelle D. Greene	X		X		X
Jack A. Holmes		X		X	X
Derek J. Leathers					X
Michelle D. Livingstone		X	X		X
Carmen A. Tapio			Chair	X	X
Alexi A. Wellman	Chair	X			X
Number of Meetings	4	6	3	3	5 (1)

(1)	Four (4) executive sessions of the independent directors were held in 2023.

ATTENDANCE AT BOARD AND BOARD COMMITTEE MEETINGS AND 2023 ANNUAL MEETING

During 2023, each incumbent director attended and participated in at least 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which he or she has been a director) and (ii) the total number of meetings held by all Board committees on which he or she served (during the periods that he or she served). Under normal circumstances, we encourage directors to attend annual meetings of stockholders, although we do not have a formal policy regarding director attendance at these meetings. Eight of our nine directors then serving attended our Annual Meeting of Stockholders in May 2023, and the single absence was due to illness. The number of meetings conducted in 2023 by the Board and each Board committee are provided in the Board Committee Membership and 2023 Meetings Held table.

AUDIT COMMITTEE

In accordance with Section 3(a)(58)(A) of the Exchange Act, our Board established a separately-designated standing Audit Committee, the primary purpose of which is to assist the Board in fulfilling its oversight responsibilities by reviewing the Company’s financial statements and audits thereof, and any other financial reports the Company files with the SEC; systems of internal controls regarding financial reporting; and auditing, accounting and financial reporting processes generally. Such oversight is performed in accordance with applicable SEC and Nasdaq rules. Please refer to the Report of the Audit Committee section for the 2023 report. As more fully described in its charter, available on our website under the Corporate Governance heading, the Audit Committee’s oversight responsibility includes but is not limited to:
•Discussing the annual audit and resulting letter of comments with management;
•Reviewing with auditors and management the adequacy of the Company’s internal control environment, risk management processes, and procedures designed to ensure compliance with laws and regulations;
•Reviewing our financial statements with management and the independent auditors prior to their release;
•Appointing the independent auditors for the next fiscal year;
•Reviewing and approving all audit and non-audit services and fees;
•Overseeing the work of our internal audit department and independent auditors;
•Assessing and maintaining procedures for the anonymous submission of complaints concerning accounting and auditing irregularities;
•Overseeing policies and procedures related to the protection of Company proprietary and customer information and compliance with data privacy requirements; and
•Overseeing risk management related to cybersecurity.

The Audit Committee meets in executive session with our independent auditors and also in a separate executive session with the head of our internal audit department. These meetings are conducted without the presence of our management and occur at each quarterly Audit Committee meeting. In 2023, as Audit Committee Chair, Ms. Wellman also participated in four additional meetings with management and the independent auditors for the purpose of reviewing the Company’s financial results prior to the issuance of our quarterly earnings press releases.

Audit Committee Independence and Financial Expert. Our Board has determined that each Audit Committee member (i) meets the independence criteria prescribed by Rule 10A-3(b)(1) and Section 10A(m)(3) of the Exchange Act; (ii) is independent under Nasdaq rules, and (iii) has sufficient abilities for Audit Committee service under Nasdaq rules. The Board also designated Mses. Duren and Wellman as having financial sophistication under Nasdaq rules and as “audit committee financial experts” under SEC rules.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for determining and approving the compensation of our executive officers. The Compensation Committee may consider the recommendations of our Chairman and CEO. Prior to making any such compensation determinations, the committee performs an annual review of all compensation elements for our executive officers, including, but not limited to, base salary, incentive cash bonuses and stock awards. Our Compensation Committee is tasked with evaluating and approving our overall executive compensation strategy and elements to ensure such components align with our business objectives, stockholder interests and responsible corporate practices and culture. Additionally, the Compensation Committee is responsible for recommending to the Board the compensation policies for our independent directors and overall Board members. The Compensation Committee has responsibility for determining awards of equity compensation pursuant to the stockholder-approved Werner Enterprises, Inc. 2023 Long-Term Incentive Plan (the “2023 LTIP”) and for oversight of awards under such plan and the “Prior Plan” as defined therein, which includes the Werner Enterprises, Inc. Amended and Restated Equity Plan ratified by stockholders on May 14, 2013, and amended and restated on February 7, 2018 and February 23, 2021.

The Report of the Compensation Committee section contains the 2023 report. For more information about the Compensation Committee’s activities, refer to Compensation Discussion and Analysis and Report of the Compensation Committee. The Compensation Committee’s functions are also described in its charter available on our website under the Corporate Governance heading.

Compensation Committee Independence. Our Board has determined that all current Compensation Committee members satisfy the applicable SEC and Nasdaq independence requirements. Each Compensation Committee member is also (i) a “non-employee director” as defined by Rule 16b-3 under the Exchange Act and (ii) an “outside director” as defined in Section 162(m) of the Internal Revenue Code and U.S. Treasury Regulation Section 1.162-27.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee was an officer or employee of the Company at any time during 2023 or on the date of this Proxy Statement. In 2023, except for Ms. Tapio, who served on the Compensation Committee for a portion of 2023, no other member of the Compensation Committee had any relationships or transactions with the Company that would require disclosure as a “related person transaction” under SEC rules and in Transactions with Related Persons. During 2023, none of our executive officers served on the board of directors or compensation committee of any other entity whose executive officer(s) served as a member of our Board or Compensation Committee.

ENVIRONMENTAL SOCIAL AND GOVERNANCE COMMITTEE

The Company formed an ESG Committee effective January 1, 2022. The primary functions of the ESG Committee are to: (i) support and oversee Company policies, in conjunction with other Board committees, relating to environmental, social, corporate social responsibility, sustainability, and public policy matters relevant to the Company; and (ii) assist management in setting general strategy relating to ESG matters and provide oversight to the Company’s underlying ESG programs and policies. The ESG Committee makes policy, program and strategy recommendations to the Board concerning current and emerging ESG trends that may affect our business, operations, performance, or public image. Committee members also play an active role in the creation of our periodic Corporate Responsibility Report. A more complete description of the ESG Committee’s functions is provided in its charter available on our website under the Corporate Governance heading.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Our Governance Committee is comprised only of directors whom the Board has determined satisfy the applicable SEC and Nasdaq independence requirements. The Governance Committee is responsible for the director nomination process. These duties include assisting the Board in identifying, evaluating and recruiting qualified potential candidates for election to the Board. The Governance Committee recommends for the Board’s approval the director nominees for any election of directors. This process is described further in Director Nomination Process.

The Governance Committee is also responsible for various corporate governance matters, including the development and oversight of our corporate governance policies, compliance practices and ethical standards of conduct for our directors, officers and employees. The committee makes recommendations to the Board regarding our corporate governance processes and reviews our Code of Corporate Conduct. The Governance Committee also monitors the effectiveness, and advises on the composition, structure and size, of our Board and Board committees. It also annually assists our Board with its independence and expertise determinations. The Governance Committee has oversight of the administration of our policies regarding “related person transactions” (as discussed in Transactions with Related Persons), and the committee reviews and approves or disapproves any such transaction when such approval is required by SEC and Nasdaq rules. A more complete description of the Governance Committee’s functions is provided in its charter available on our website under the Corporate Governance heading.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board established a process by which stockholders and other parties may communicate directly with members of the Board or the independent directors as a group. This process is described in our Stockholder Communications Procedure for Communicating with the Board of Directors, included under the Corporate Governance heading of our website. You may direct any matter intended for the Board or independent directors by writing to the intended recipients in care of our Corporate Secretary at our executive offices. Generally, the Corporate Secretary will forward any received correspondence according to the stockholder’s instructions. The Corporate Secretary, however, reserves the right not to forward any abusive, threatening or otherwise inappropriate materials. A majority of our independent directors approved the process for collecting stockholder communications received by our Corporate Secretary on the Board’s behalf.

DIRECTOR NOMINATION PROCESS

Generally, the Governance Committee considers director candidates recommended by Board members, management and stockholders. Nominees for the Board are then selected by the Governance Committee according to the process summarized below and described in our current Nominating Committee Directorship Guidelines and Selection Policy (the “Directorship Guidelines Policy”) and Policy Regarding Director Recommendations by Stockholders (the “Stockholder Recommendation Policy”). Both policies are available free of charge on our website under the Corporate Governance heading. Stockholders may also request a copy of these policies by contacting our Corporate Secretary at our executive office address or telephone number provided in Contacting the Corporate Secretary and Executive Offices. Each policy was approved by the Board and is administered by the Governance Committee. The Governance Committee evaluates the policies regularly and may update and revise the policies from time to time, subject to Board approval, when appropriate and as applicable legal or listing standards change.

Stockholder Recommendations for Director Candidates. With respect to director candidates identified by stockholders, the Stockholder Recommendation Policy applies. In accordance with the Stockholder Recommendation Policy, the Governance Committee will consider candidates proposed by only “qualified stockholders.” A “qualified stockholder” is an individual stockholder or group of stockholders that has beneficially owned at least 2% of our issued and outstanding common stock for at least one year (and will hold such percentage of stock through the date of the annual meeting, and if the recommended candidate is elected, through his or her term of service). Such stock ownership is determined as of the date the stockholder recommendation is submitted. You must submit stockholder director candidate recommendations in a written proposal, and each proposal must include all information required and requested by such policy.

In order for a stockholder’s candidate to be evaluated and considered as a prospective nominee, you must submit your recommendation to our Corporate Secretary not less than 120 days before the one-year anniversary of the release date of the previous year’s proxy statement. (For example, the release date of the 2023 proxy statement was April 3, 2023. Stockholder recommendations intended for consideration for director elections at the 2024 Annual Meeting were due by December 5, 2023.) Stockholder recommendations for director nominees for the 2025 Annual Meeting must be submitted no later than the close of business on December 4, 2024.

Stockholder recommendations for director candidates must be accompanied by a description of each candidate’s qualifications in sufficient detail to permit the Governance Committee to evaluate whether each candidate satisfies the independence, financial literacy and experience requirements under SEC, Nasdaq or other applicable rules. Director candidates proposed by stockholders in accordance with the Stockholder Recommendation Policy are evaluated by the Governance Committee in the same manner as any other prospective candidate during the director nominee selection process. We have not engaged and have not paid any fees to any third party for assistance with the director nomination process.

In addition to the requirements described above and in the Stockholder Recommendation Policy, all written stockholder proposals containing director candidate recommendations must comply with Rule 14a-8 of the Exchange Act. Rule 14a-8 sets forth the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Corporate Secretary contact information is provided in Contacting the Corporate Secretary and Executive Offices.

Further, in addition to satisfying the requirements above and in our charter documents, stockholders who intend to solicit proxies in support of director nominees other than the nominees proposed by our Board must provide notice that meets all the requirements set forth in Rule 14a-19 under the Exchange Act no later than March 17, 2025.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any director nomination or stockholder proposal that does not comply with our restated bylaws and other applicable requirements.

Desirable Skills and Traits for Director Candidates. Generally, candidates for director positions should possess the following skills and traits:
•Relevant business and financial expertise and experience, including an understanding of fundamental financial statements;

•The highest character and integrity and a reputation for working constructively with others;
•Sufficient time to devote to meetings and consultation on Board matters; and
•Freedom from conflicts of interest that would interfere with the candidate’s performance as a director.

The Governance Committee evaluates prospective nominees against certain minimum standards and qualifications, as identified in the Directorship Guidelines Policy, and the Committee will strive to recommend director nominees who satisfy these standards and qualifications in large part. The basic standards and qualifications set forth in the Directorship Guidelines Policy include but are not limited to those skills and traits listed above and as follows:
•Representation of our stockholders as a whole;
•Background that contributes to a Board comprised of individuals with varied occupational experience and perspective;
•Leadership experience and ability to exercise sound business judgment;
•Accomplishments, credentials and recognition in their respective field;
•Contributions to the Board’s skills, competency and qualifications through expertise in an area of business significant to our Company;
•Personal and professional reputation for integrity, honesty, fairness and other similar traits; and
•Knowledge of issues affecting us and critical aspects of our business and operations.

The Governance Committee also considers other relevant factors, such as the balance of management and independent directors, the need for Audit Committee or other Board committee expertise, relevant industry experience and the candidate’s understanding of financial matters and financial sophistication, literacy and proficiency. The Governance Committee values diversity in its candidates and considers it desirable if potential nominees complement and contribute to the Board’s overall diversity and composition. In this respect, we broadly construe diversity to mean an array of opinions, perspectives, skills, personal and professional experiences and backgrounds and other attributes, including gender, race and ethnic diversity.

The following table summarizes certain self-identified personal characteristics of our directors in accordance with Nasdaq Listing Rule 5605(f). Each term used in the table has the meaning given to it in the rule and related instructions.

BOARD DIVERSITY MATRIX (AS OF April 3, 2024)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	5	3	0	0
Part II: Demographic Background
African American or Black	2	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	3	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

DIRECTOR COMPENSATION AND BENEFITS

Only independent directors on our Board receive compensation for their service as one of our directors. The independent directors receive an annual compensation package that is designed to attract, motivate and retain highly qualified independent professionals to represent our stockholders. Directors who are employees of the Company do not receive any compensation for their service on our Board.

Compensation of Directors for 2023. Our current 2023 annual compensation package for independent directors is comprised of the annual cash retainers and restricted stock awards provided in the Independent Director Annual Retainers and Fees table that follows. We will also reimburse each independent director at cost for all of their respective reasonable out-of-pocket travel expenses incurred in connection with their attendance at Board and Board committee meetings and for other reasonable out-of-pocket expenses directly related to their Board and Board committee service.

INDEPENDENT DIRECTOR ANNUAL RETAINERS AND FEES
Fee or Retainer	Amount and Frequency of Payment
Cash Retainer for Board Membership	$75,000 (paid in quarterly installments of $18,750 each)
Cash Retainer for the Lead Independent Director	$25,000 (paid in quarterly installments of $6,250 each)
Cash Retainer for the Audit Committee Chair	$15,000 (paid in quarterly installments of $3,750 each)
Cash Retainer for the Compensation Committee Chair	$10,000 (paid in quarterly installments of $2,500 each)
Cash Retainer for the ESG Committee Chair	$10,000 (paid in quarterly installments of $2,500 each)
Cash Retainer for the Governance Committee Chair	$10,000 (paid in quarterly installments of $2,500 each)
Restricted Stock Award for Board Membership	$100,000 (three year vesting period from the date of grant)

The Director Compensation for 2023 table presents the compensation of each individual serving as an independent director during 2023 for service on our Board and its committees. This table does not include those directors who are also Company employees because such directors are not considered independent directors and thus did not receive any compensation in 2023 for their service on our Board. (Derek Leathers is a director and named executive officer, and the compensation paid to him by the Company is discussed in Executive Compensation and provided in the Summary Compensation Table.) Our independent directors do not participate in any benefit, pension or nonqualified deferred compensation plan of the Company or receive stock option or non-equity incentive compensation awards; thus, we have omitted columns that would otherwise be required by SEC rules.

DIRECTOR COMPENSATION FOR 2023
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	All Other Compensation ($)	Total ($)
Scott C. Arves (3)	103,750	100,000	—	203,750
Kenneth M. Bird, Ed.D. (4)	75,000	100,000	—	175,000
Diane K. Duren	85,000	100,000	—	185,000
Michelle D. Greene (4)	9,375	50,000	—	59,375
Jack A. Holmes	75,000	100,000	—	175,000
Michelle D. Livingstone	75,000	100,000	—	175,000
Vikram Mansharamani, Ph.D. (5)	75,000	100,000	—	175,000
Carmen A. Tapio	85,000	100,000	—	185,000
Alexi A. Wellman	90,000	100,000	—	190,000

(1)
On May 9, 2023, each of the independent directors then serving on the Board received an annual award of 2,274 shares of restricted stock with a grant date fair value of $43.97 per share. On November 6, 2023, Ms. Greene was awarded 1,384 shares of restricted stock, a prorated award in conjunction with her appointment to the Board, with a grant date fair value of $36.13 per share. The grant date fair value is based upon the market price of the underlying common stock on the grant date, reduced by the present value of estimated future dividends because the award is not entitled to receive dividends prior to vesting. The present values of estimated future dividends for the May 9, 2023 and November 6, 2023 grants were calculated based on a $0.14 quarterly dividend amount per share and 4.0% and 4.5% risk-free interest rates, respectively. Further discussion of the valuation and assumptions regarding our stock awards is provided in Note 11 of our Consolidated Financial Statements in the 2023 Form 10-K.

(2)
The aggregate number of shares of unvested restricted stock outstanding at December 31, 2023 for each independent director who served in 2023 is as follows: Mr. Arves 4,429; Ms. Duren 4,429; Ms. Greene 1,384; Mr. Holmes 4,429; Ms. Livingstone 3,865; Dr. Mansharamani 4,429; Ms. Tapio 4,429; and Ms. Wellman 4,429. No option awards were outstanding.

(3)	Mr. Arves was appointed Lead Independent Director effective February 2023.
(4)	Dr. Bird retired from the Board and Ms. Greene was appointed to the Board effective November 6, 2023. Upon Dr. Bird’s retirement, his unvested restricted stock awards became fully vested.
(5)	Dr. Mansharamani resigned from the Board effective February 27, 2024, upon which his unvested restricted stock awards became fully vested.

During 2023, restricted stock was granted to the independent directors then serving on the Board on May 9, 2023 and to Ms. Greene on November 6, 2023. The grants of restricted stock to the independent directors were made in accordance with our 2023 LTIP, and pursuant to the Restricted Stock Award Agreements, the restricted stock is subject to service-based vesting provisions. Beginning one year after the grant date of each award, the restricted stock will vest annually in three increments of 34%, 33% and 33%, respectively. The awards will then become fully vested on May 9, 2026 and November 6, 2026, respectively. The independent directors do not have any voting or dividend rights with respect to such stock until it is vested, and there are not any post-vesting sales restrictions on the shares. (The 2023 LTIP was included as an exhibit to our Current Report on Form 8-K filed with the SEC on May 9, 2023, and the Form of Restricted Stock Award Agreement was included as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending June 30, 2023 filed with the SEC on August 8, 2023.) We did not grant any other forms of equity awards to our independent directors in 2023.

Director Stock Ownership. In February 2020, formal stock ownership guidelines for all independent directors were adopted. Stock ownership includes common stock owned (directly or indirectly) and time-vested restricted stock. Prior to March 2022, the ownership guidelines required independent directors to own stock with a market value equal to or in excess of 3.0 times the current independent director annual cash retainer. In March 2022, the stock ownership guidelines were updated to require independent directors to own stock with a market value equal to or in excess of 5.0 times the current independent director annual cash retainer. Independent directors have five years from the later of the date of this policy change or from their date of election to meet the ownership guidelines and are required to retain all restricted stock granted as fees for Board membership until such time as they meet the ownership guidelines. Ms. Duren and Mr. Holmes already met the revised ownership guidelines as of December 31, 2023. Mr. Arves and Mses. Greene, Livingstone, Tapio and Wellman have either served as a director for less than five years or will have five years from the date of this policy change to comply. The individual stock ownership of each independent director is set forth in the table under Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners.

EXECUTIVE OFFICERS

Pursuant to the By-Laws, our Board appoints our executive officers from time to time. Our By-Laws provide that each executive officer holds his or her respective office until he or she resigns, is removed, or is unable to serve due to death or incapacity.

EXECUTIVE OFFICER INFORMATION

The table that follows identifies our current executive officers and the capacities in which they now serve. Set forth following the table is certain biographical information provided to us by these executive officers regarding their acquired business skills and experience.

EXECUTIVE OFFICERS
Name	Position with the Company	Age
Derek J. Leathers	Chairman & Chief Executive Officer	54
Nathan J. Meisgeier	President & Chief Legal Officer	50
Craig T. Callahan	Executive Vice President & Chief Commercial Officer	50
Eric J. Downing	Executive Vice President & Chief Operating Officer	51
James L. Johnson	Executive Vice President & Chief Accounting Officer	60
Daragh P. Mahon	Executive Vice President & Chief Information Officer	55
H. Marty Nordlund	Executive Vice President of Strategic Partnerships	62
Jim S. Schelble	Executive Vice President & Chief Administrative Officer	63
Christopher D. Wikoff	Executive Vice President, Treasurer & Chief Financial Officer	49

For information regarding the business experience of Derek J. Leathers, please refer to Director Information.

NATHAN J. MEISGEIER joined the Company in 2005 as Senior Counsel of Litigation. He held the titles of Associate Vice President and Associate General Counsel before being promoted to Vice President and General Counsel in 2016. In February 2018, he was promoted to Executive Vice President and Chief Legal Officer. In January 2024, he began serving as President in addition to Chief Legal Officer. Outside of the Company, Mr. Meisgeier is the Chairman of the American Trucking Associations’ Legal Reform Advisory Council and sits on the board of directors for the American Trucking Associations Litigation Center, among other positions with the transportation industry. Mr. Meisgeier graduated from Harvard Law School in 1998 and was a litigator at the Kansas City law firm of Stinson, Mag and Fizzell for seven years before joining Werner.

CRAIG T. CALLAHAN joined the Company in 1995 as a management trainee and has held several leadership positions within Customer Service, Operations and Sales. In 2005, Mr. Callahan joined the Sales team and was promoted to Senior Director of National Accounts. In 2009, Mr. Callahan was named Vice President of Sales, assuming additional sales leadership responsibilities for business development and growth initiatives in Dedicated, Contract Logistics, Intermodal and Cross-Border Services. In 2015, Mr. Callahan was promoted to Senior Vice President of Sales, gaining additional responsibilities for Field and International Sales. In February 2018, Mr. Callahan was promoted to Executive Vice President and Chief Commercial Officer. Mr. Callahan also serves on the board of directors of College World Series of Omaha, Inc.

ERIC J. DOWNING has worked in multiple departments since joining the Company in 1998 as a fleet coordinator, including time in Operations, Marketing, Logistics and Dedicated. During his tenure with the Company, he has served in a variety of leadership roles and was promoted to the following positions: (i) Associate Vice President of Specialized Services in 2009; (ii) Vice President of Specialized Services in 2012; and (iii) Senior Vice President of Dedicated in 2016. Under his leadership as Senior Vice President of Dedicated, he was instrumental in fostering relationships and growing strategic customer accounts resulting in the Company’s 50% Dedicated fleet growth while nearly doubling Dedicated revenue. He was named to his current position as Executive Vice President and Chief

Operating Officer in January 2023. Mr. Downing serves on the Nebraska Trucking Association board of directors where he is also an executive committee member. Mr. Downing served in the United States Air Force from 1991 to 1998.

JAMES L. JOHNSON joined the Company in 1991 as Manager of Financial Reporting. He has since been appointed to the following positions with us: (i) Assistant Controller in 1992; (ii) Director of Accounting in 1994; (iii) Controller in 1996; (iv) Vice President and Controller in 2000; and (v) Senior Vice President and Controller in 2005. In 2010, he was promoted to his current position of Executive Vice President and Chief Accounting Officer. He also served as Corporate Secretary from 1996 to August 2023. Mr. Johnson was employed by the independent public accounting firm of Arthur Andersen & Co. as a certified public accountant from 1985 until his employment with the Company in 1991. He graduated from Nebraska Wesleyan University with a degree in Business Administration with an emphasis in accounting.

DARAGH P. MAHON joined the Company in 2020 as Executive Vice President and Chief Information Officer. Prior to joining the Company, Mr. Mahon was employed at Vonage Business Inc., a cloud communications provider, for six years with his last position held being Senior Vice President, Global IT and Business Applications. Prior to that he was employed by Sage North America for 10 years. Mr. Mahon is an advisory board member of Salesforce.

H. MARTY NORDLUND joined the Company in 1994 as an account executive. He then received the following promotions with the Company: (i) Director of Dedicated Fleet Services in 1995; (ii) Senior Director of Dedicated Fleet Services in 1997; (iii) Vice President of Dedicated Fleet Services in 1998; (iv) Vice President of Specialized Services in 2001; (v) Senior Vice President of Specialized Services in 2003; (vi) Executive Vice President of Specialized Services in 2005; (vii) Senior Executive Vice President of Specialized Services in 2006; and (viii) Senior Executive Vice President and Chief Operating Officer in 2016. In January 2023, Mr. Nordlund became Executive Vice President of Strategic Partnerships. Prior to joining the Company, he held various management positions with Crete Carrier Corporation, a large privately held truckload carrier.

JIM S. SCHELBLE joined the Company in 1998 as Manager of New Business Development and has been appointed to the following positions throughout his tenure: (i) Director of National Accounts in 1999; (ii) Senior Director of Dedicated Services in 2000; (iii) Associate Vice President of Corporate and Dedicated Sales in 2002; (iv) Vice President of Sales in 2003; (v) Senior Vice President of Sales in 2004; and (vi) Executive Vice President of Sales and Marketing in 2005. He was named to his current position of Executive Vice President and Chief Administrative Officer in May 2016 and currently has responsibility for Driver Recruiting, the Roadmaster School Network, and the Terminal Network. Prior to joining the Company, Mr. Schelble spent twelve years with Roadway Express, a less-than-truckload carrier, in various management positions within operations, sales, and marketing. In addition to his corporate responsibilities, Mr. Schelble serves on the state and executive board of Community Health Agencies Drive and also serves on the Board of Directors of the Professional Truck Drivers Institute. Mr. Schelble graduated from St. John’s University with a degree in business administration and then from Drake University with an MBA in business.

CHRISTOPHER D. WIKOFF joined the Company in April 2023 as Executive Vice President, Chief Financial Officer and Treasurer. He previously served as Executive Vice President and Treasurer of West Technology Group, formerly Intrado Corporation, a cloud-based, global technology company ("West") from 2016 to 2023. Prior to joining West, Mr. Wikoff served as Vice President, Finance and Treasurer at CommScope, a Fortune 1000 network infrastructure provider, from 2003 through 2015. Prior to his time at CommScope, Mr. Wikoff served in other corporate and divisional finance leadership roles, including with Avaya from 2000 to 2003.

BENEFICIAL OWNERSHIP OF COMMON STOCK

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The Beneficial Ownership table sets forth certain information as of March 25, 2024, with respect to the beneficial ownership of our common stock by: (i) each of our current directors, director nominees and Named Executive Officers; (ii) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock; and (iii) all current executive officers, directors and director nominees as a group.

On March 25, 2024, we had 63,412,833 shares of common stock outstanding. Except as otherwise indicated in the Beneficial Ownership table, the persons listed have sole voting power and sole investment power with respect to such shares of our common stock indicated as beneficially owned by them. Unless otherwise noted, the physical business address of each beneficial owner set forth in the Beneficial Ownership table is: Werner Enterprises, Inc., 14507 Frontier Road, Omaha, Nebraska 68138.

BENEFICIAL OWNERSHIP
	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares Owned	Right to Acquire (1)	Total Shares	Percent of Shares Outstanding (2)
Scott C. Arves	3,614	2,132	5,746	*
Diane K. Duren	16,108	2,132	18,240	*
Michelle D. Greene	—	—	—	*
Jack A. Holmes	6,741	2,132	8,873	*
Michelle D. Livingstone	819	1,568	2,387	*
Carmen A. Tapio	4,129	2,132	6,261	*
Alexi A. Wellman	2,064	2,132	4,196	*
Derek J. Leathers	365,666	—	365,666	*
Christopher D. Wikoff	—	4,601	4,601	*
Nathan J. Meisgeier	40,513	—	40,513	*
Jim S. Schelble	65,672	—	65,672	*
James L. Johnson	85,742	—	85,742	*
BlackRock, Inc. (3)	8,301,381	—	8,301,381	13.1%
The Vanguard Group (4)	6,420,141	—	6,420,141	10.1%
Macquarie Parties (5)	4,369,007	—	4,369,007	6.9%
Victory Capital Management Inc. (6)	3,971,256	—	3,971,256	6.3%
Dimensional Fund Advisors LP (7)	3,811,264	—	3,811,264	6.0%
All current executive officers, directors and director nominees as a group (16 persons) (2)	729,871	16,829	746,700	1.2%
*Indicates beneficial ownership of less than 1%.

(1)	This column represents restricted stock that will vest within 60 days after March 25, 2024. The shares are not outstanding and may not be voted at the Annual Meeting.
(2)
The percentages are based upon 63,412,833 shares, which equal our outstanding shares as of March 25, 2024. In accordance with SEC rules, for individuals who hold restricted stock that will vest within 60 days of March 25, 2024, the number of shares of common stock on which the percentage is based also includes the number of such shares.

(3)
Based on Schedule 13G/A as of December 31, 2023, as filed with the SEC by BlackRock, Inc. BlackRock, Inc. claims sole voting power of 8,164,526 shares and sole dispositive power of 8,301,381 shares, and does not claim any shared voting power or shared dispositive power with respect to any of these shares. According to the Schedule 13G/A filing, the address of this stockholder is 50 Hudson Yards, New York, New York 10001.

(4)
Based on Schedule 13G/A as of December 29, 2023, as filed with the SEC by The Vanguard Group. The Vanguard Group does not claim sole voting power with respect to any shares and claims shared voting power of 51,540 shares, sole dispositive power of 6,302,496 shares, and shared dispositive power of 117,645 shares. According to the Schedule 13G/A filing, the address of this stockholder is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)
Based on Schedule 13G/A as of December 31, 2023, as jointly filed with the SEC by Macquarie Group Limited, Macquarie Management Holdings Inc, and Macquarie Investment Management Business Trust (together, the “Macquarie Parties”): (i) Macquarie Group Limited does not claim sole voting power, shared voting power, sole dispositive power, or shared dispositive power with respect to any of these shares; and (ii) Macquarie Management Holdings Inc. and Macquarie Investment Management Business Trust each claim sole voting power and sole dispositive power of 4,369,007 shares, and each do not claim any shared voting power or shared dispositive power with respect to any of these shares. The principal business address of Macquarie Group Limited is 50 Martin Place Sydney, New South Wales, Australia. The principal business address of Macquarie Management Holdings Inc. and Macquarie Investment Management Business Trust is 610 Market Street, Philadelphia, Pennsylvania 19106.

(6)
Based on Schedule 13G/A as of December 31, 2023, as filed with the SEC by Victory Capital Management Inc. Victory Capital Management Inc. claims sole voting power of 3,944,910 shares and sole dispositive power of 3,971,256 shares, and does not claim any shared voting power or shared dispositive power with respect to any of these shares. According to the Schedule 13G/A filing, the address of this stockholder is 4900 Tiedeman Rd. 4th Floor, Brooklyn, Ohio 44144.

(7)
Based on Schedule 13G/A as of December 29, 2023, as filed with the SEC by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP claims sole voting power of 3,739,994 shares and sole dispositive power of 3,811,264 shares, and does not claim any shared voting power or shared dispositive power with respect to any of these shares. According to the Schedule 13G/A filing, the address of this stockholder is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section of the Proxy Statement identifies our Named Executive Officers (“NEOs”) and explains how our compensation policies and practices are developed and operate with respect to such Named Executive Officers. We also discuss and analyze our executive compensation program and the executive compensation amounts shown herein. This discussion should be read in conjunction with the Summary Compensation Table (including the related tabular and narrative disclosures) and the Compensation Committee section. As indicated in that section, the Compensation Committee is responsible for establishing our executive compensation policies and overseeing our executive compensation practices. Our Compensation Committee is comprised solely of directors who are independent under SEC and Nasdaq rules.

Named Executive Officers. Our “Named Executive Officers” consist of the CEO, CFO, the three most highly compensated executive officers (other than the CEO and CFO) who were serving as executive officers as of December 31, 2023, and one additional individual who served as the CFO during 2023. Our six Named Executive Officers and the capacities in which they currently serve are identified in the table below.

2023 NAMED EXECUTIVE OFFICERS
Name	Position with the Company
Derek J. Leathers	Chairman & Chief Executive Officer
Christopher D. Wikoff (1)	Executive Vice President (“EVP”), Treasurer & Chief Financial Officer
Nathan J. Meisgeier (2)	President & Chief Legal Officer
Jim S. Schelble	Executive Vice President (“EVP”) & Chief Administrative Officer
James L. Johnson	Executive Vice President (“EVP”) & Chief Accounting Officer
John J. Steele (3)	Former Executive Vice President (“EVP”), Treasurer & Chief Financial Officer

(1)	Mr. Wikoff began his employment with the Company on April 18, 2023.
(2)	Mr. Meisgeier was promoted to President on January 5, 2024.
(3)	Mr. Steele retired as an employee from the Company on June 30, 2023 and provided consulting services until December 31, 2023.

Executive Summary. The Company and its Compensation Committee believe our executive compensation program has been instrumental to our business and in helping us accomplish our objectives. We continually review the program to confirm it is appropriate and fair in view of our financial performance and size relative to our competitive peer group. (The peer group is identified in Competitive Peer Groups and Benchmarking.) Our total compensation mix allows us to retain qualified, innovative executive officers who possess the necessary experience and expertise to manage the Company, provide effective Company leadership, contribute to our long-standing success and create value for our stockholders.

The table below summarizes and compares our key 2023 and 2022 financial results. Our 2023 financial statements are included in the 2023 Form 10-K.

2023 AND 2022 FINANCIAL RESULTS
	2023 (1)	2022 (1)	Change (%)
Total revenues	$3,283,499	$3,289,978	0%
Operating income	$176,416	$323,076	-45%
Earnings per diluted share	$1.76	$3.74	-53%
Operating ratio (2)	94.6%	90.2%
Total shareholder return (1-year)	6.6%	(14.4)%
Total shareholder return (3-year cumulative)	12.0%	14.5%

(1)	Dollar amounts in thousands, except for per share amounts.
(2)	Operating expenses expressed as a percentage of operating revenues.

The Company’s financial results were impacted by a prolonged and challenging operating environment. Revenues for 2023 were flat at $3.3 billion, while operating income decreased 45% to $176.4 million. Earnings per diluted share decreased 53% driven largely by market dynamics including lower equipment gains, inflationary headwinds and rate pressure in One-Way. In 2023, our Dedicated business proved to be durable and resilient, growing full-year revenue net of fuel surcharges and revenue per truck. Our One-Way trucking business’ rate per mile decline was more favorable than industry benchmarks, and through operational improvements, we significantly increased mileage production throughout the year. In addition, our Logistics division saw notable growth in both volume and revenue. While our results in 2023 were not up to our standards, we believe the operational improvements we made will result in profitable growth generation for years to come. The Company’s cumulative TSR for the three-year period ended December 31, 2023 was 12.0% and for the one-year period ended December 31, 2023 was 6.6%. Please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the 2023 Form 10-K for more discussion of our 2023 financial results.

For 2023, Messrs. Leathers and Schelble received base salary increases to better align with base salaries reflected in competitive benchmarks. See Base Salary for more discussion of the 2023 base salaries. The Compensation Committee based the performance metrics and target goals for 2023 for the cash annual incentive program (“AIP”) on the achievement of revenues (excluding fuel surcharge) and operating income goals and on individual performance. The AIP payouts for 2023 performance for the Named Executive Officers ranged from 71.2% to 74.7% of target. See Cash Annual Incentive Compensation for more discussion of the 2023 AIP.

In February 2023, the Compensation Committee awarded equity-based long-term incentives to the Named Executive Officers split equally between restricted stock and performance stock at increased award values compared to 2022 for Messrs. Leathers, Meisgeier and Johnson. The restricted stock vests evenly over a three-year period while the performance stock, if goals are achieved, cliff vests at the end of three years. The number of performance shares earned will range from 0% to 200% of the target shares for each Named Executive Officer based on the level of attainment of the performance objectives (two-year cumulative earnings per diluted share with a three-year relative TSR modifier). See Long-Term Incentive Compensation for more discussion of the equity incentive awards.

Consideration of Stockholder Say-on-Pay Vote. At the Company’s Annual Meeting of Stockholders held in May 2023, the Board asked Company stockholders to indicate on an advisory and non-binding basis whether they approve the Company’s executive compensation (a “say-on-pay resolution”). This proposal was contained in the Company’s 2023 proxy statement dated April 3, 2023, in accordance with Section 14A of the Exchange Act.

Stockholder votes were cast 96% in favor of our say-on-pay resolution to approve, on an advisory basis, the compensation of our Named Executive Officers. The Company and the Compensation Committee believe this affirms our stockholders’ support of the Company’s approach to executive compensation and executive compensation program objectives. While such vote is advisory and non-binding, the Board and the Compensation Committee value our stockholders’ opinions expressed in such vote and consider the voting outcome in making executive compensation decisions.

2023 Executive Compensation Program and Objectives. Our executive compensation program is designed to achieve the following primary objectives:
•Attract, motivate and retain talented high-quality executives who contribute to the advancement of our strategic, operational and financial goals and to our long-term success in today’s competitive markets and industry.
•Reward our executive officers for their individual performance, leadership and contribution to the achievement of our overall business objectives.
•Support our Purpose Statement and guiding corporate principles. (Our Purpose Statement is included on our website under the About Werner heading.)

The Compensation Committee carries out our executive compensation objectives by applying the following principles:
•Provide compensation that is competitive with that paid by companies in our industry for executive talent. Our Compensation Committee has the authority to engage the services of an outside advisor and compensation consultant to assist with determining how our executive compensation program compares to those of other companies.
•Reward performance by considering factors such as (i) our financial performance, (ii) the executive officer’s individual performance and contribution to our overall business goals, and (iii) the performance of the executive officer’s area of responsibility when evaluated in light of overall Company performance and the year’s market, industry and economic conditions.
•Encourage our executive team to consider current and long-term opportunities and reasonable risks that result in positive Company performance and financial growth, industry innovation, consistent stockholder value and lasting collaborations with our customers and partners.
•Encourage executive officers to become stockholders and facilitate stock ownership in the Company by offering equity-based compensation. We believe that stock ownership links our executive officers’ interests with those of our stockholders and supports strategic decision-making and actions that will serve our long-term interests. We have adopted executive stock ownership guidelines and a policy on hedging and pledging to further this principle.
•Limit executive perquisites.
•No tax gross-ups.

Elements of Executive Compensation. The elements of our 2023 executive compensation program are: (i) base salary, (ii) cash annual incentive compensation, (iii) long-term incentive compensation, and (iv) perquisites and benefits. The following discussion explains these elements and their primary purposes with respect to our 2023 executive compensation program.

The table below summarizes our total compensation mix for 2023. It excludes certain items that are reflected as “All Other Compensation” for 2023 in the Summary Compensation Table. Such items are not typically considered in the Compensation Committee’s pay deliberations because the amounts are not material and, in certain cases, non-recurring.

2023 PAY ELEMENTS
	Base Salary (1)	Annual Incentive Compensation (2)	Restricted Stock	Performance Stock (2)	Variable Compensation (3)
CEO	16%	20%	32%	32%	84%
Other NEOs (4)	39%	27%	17%	17%	61%

(1)	Annual base salary rate set by the Compensation Committee in February 2023.
(2)	Cash and equity incentive compensation calculated at the target level of performance.
(3)	Variable compensation includes annual incentive compensation, restricted stock, and performance stock.
(4)	This row includes information for NEOs employed for the full year of 2023.

Base Salary. Base salary is a fixed element of compensation that we pay to each executive officer for the performance of his primary duties and responsibilities. Generally, each respective executive officer’s base salary is commensurate with such person’s responsibility, experience, tenure and job performance. Base salaries are reviewed on an annual basis and at the time of promotion or other change in job function and responsibilities. A number of factors are considered when determining individual salary levels. These factors include, but are not limited to, (i) the individual’s overall performance and the level of responsibility and complexity of the executive’s job; (ii) the performance of the business unit(s) or function(s) under his leadership; (iii) how the executive officer’s salary compares to those of our other executives; (iv) our overall performance and achievements; (v) the economic and business conditions affecting the Company at the time of the review; and (vi) salaries paid by companies within our competitive peer group for the same or similar positions. Market adjustments to executive base salaries may be made when there is a significant change in an officer’s position or responsibilities or if competitive market data indicates a significant deviation compared to market salary practices. However, while we may be guided by such events and data, we do not set compensation levels at targeted or specific levels relative to that of a particular peer, competitor or industry group. The following 2023 base salaries were approved by the Compensation Committee for the Named Executive Officers.

BASE SALARY
Name	2022 Base Salary ($)	2023 Base Salary ($)	Change (%)
Derek J. Leathers	875,000	925,000	6%
Christopher D. Wikoff (1)	N/A	495,000	N/A
Nathan J. Meisgeier (1)	N/A	435,000	N/A
Jim S. Schelble	400,000	420,000	5%
James L. Johnson	450,000	450,000	—%
John J. Steele (2)	340,000	340,000	—%

(1)	Messrs. Wikoff and Meisgeier were not Named Executive Officers in 2022.
(2)	Mr. Steele retired as an employee from the Company on June 30, 2023 and thereafter provided consulting services until December 31, 2023. The amount shown for 2023 reflects his 2023 base salary as if he had been employed throughout 2023.

Cash Annual Incentive Compensation. The 2023 AIP established target cash award amounts as a percentage of base salary varies by executive position. For 2023, target cash annual incentive payouts as a percentage of base salary increased from 115% to 120% for the CEO and remained the same at 70% for the other Named Executive Officers. The 2023 AIP considers three performance metrics, with the financial metrics tied to pre-defined goals (40% operating income; 30% revenues less fuel surcharge revenues (“FSC”); and 30% individual performance). Individual performance for the executive officers included predefined areas of improvement or strategic milestones under the executive’s purview to be achieved during the year. The 2023 payout opportunities ranged from 0% to 200% of target depending on performance versus the goals. The table below shows the calculation of the AIP performance results.

ANNUAL INCENTIVE PLAN PERFORMANCE RESULTS
AIP Measure	Target (1)	Final Results (1)	Achieved (%)	Weight (%)	2023 AIP Payout (% Target)
Operating income (2)	$303.2	$192.4	—%	40%	—%
Revenues less FSC (3)	$3,250.0	$2,951.1	54.0%	30%	16.2%
Individual performance	Varies by NEO		183.3% to 195.0%	30%	55.0% to 58.5%
Total				100%	71.2% to 74.7%

(1)	Dollar amounts in millions.
(2)	Final results include adjustment of $5.7 million of insurance and claims expense for interest accrued during 2023 on an adverse jury verdict rendered in 2018 and $10.3 million of amortization expense related to intangibles, which the Compensation Committee determined should be added back to the reported 2023 operating income for purposes of the 2023 AIP payouts.
(3)	Operating revenues less trucking fuel surcharge revenues.

The Compensation Committee believes the 2023 AIP aligns pay for performance and the interest of management with stockholders. The table that follows shows the calculation of the AIP payouts achieved for the Named Executive Officers for 2023, which are disclosed in the Summary Compensation Table. The 2023 AIP payments occurred in February 2024. Please refer to Grants of Plan-Based Awards for 2023 for additional information regarding the AIP.

CASH ANNUAL INCENTIVE COMPENSATION
Name	2023 Base Salary ($)	Target Payout (% Salary)	Target AIP Payout ($)	AIP Payout (% Target)	2023 AIP Payout ($)
Derek J. Leathers	925,000	120.0%	1,110,000	73.2%	812,520
Christopher D. Wikoff (1)	495,000	70.0%	346,500	73.2%	179,284
Nathan J. Meisgeier	435,000	70.0%	304,500	74.7%	227,462
Jim S. Schelble	420,000	70.0%	294,000	71.2%	209,328
James L. Johnson	450,000	70.0%	315,000	72.5%	228,218
John J. Steele (2)	340,000	—%	—	—%	—

(1)	The AIP payout for Mr. Wikoff was prorated based on his time in service at the Company in 2023.
(2)	Mr. Steele retired from the Company on June 30, 2023 and was therefore not eligible to receive the 2023 AIP.

2023 Long-Term Incentive Compensation. Our long-term incentive program is important to us because it helps attract a talented executive team, encourages long-term retention of executive officers and enables us to recognize efforts put forth by executives who contribute to our stock price appreciation and Company development. The periodic vesting periods of long-term incentive compensation directly align executive officer interests and compensation with our stockholders’ interests by rewarding creation and preservation of long-term stockholder value. The Compensation Committee also believes this element of compensation provides equity ownership opportunities for our executive officers.

Under our 2023 LTIP, the Compensation Committee may grant stock options, SARs, restricted or unrestricted stock, restricted stock units (“RSUs”), performance stock, and cash-based opportunities to our executive officers, non-employee directors and consultants. The grant date is the same date as the meeting at which the Compensation Committee decides to grant equity awards, after giving consideration to the timing of such decisions to ensure that awards occur when neither the recipient nor the Compensation Committee members possess material nonpublic information. None of our restricted or performance stock awards give the recipient any voting or dividend rights until such award vests, nor do they have any post-vesting sales restrictions.

In February 2023, the Compensation Committee, in its sole discretion, awarded Messrs. Leathers, Meisgeier, Schelble, and Johnson restricted stock and performance stock for 2023. The restricted stock vests in three annual increments of 34%, 33% and 33% beginning February 23, 2024 (one year after the grant date), subject to continued employment. The performance stock is earned based upon the level of attainment by the Company of a cumulative earnings per diluted share performance objective for the two-year period from January 1, 2023 to December 31, 2024, as established by the Compensation Committee. The Compensation Committee works with management to develop performance objectives that it believes are rigorous and challenging to achieve and that would contribute to our overall financial goals and create stockholder value. The number of shares that may ultimately be earned will range from 0% to 200% of the target shares stated in each executive’s award agreement based on the level of attainment of the performance objective and subject to a TSR modifier that can increase or decrease the vesting percentage by 25% based on the Company’s TSR for the three-year period ending December 31, 2025, relative to the TSR of the following eight trucking peers for the same period: Covenant Logistics Group, Heartland Express, Hub Group, J.B. Hunt, Knight-Swift Transportation, Landstar System, Marten Transport, and Schneider National. Any performance stock earned will vest on February 10, 2026, generally subject to continued employment as described in Arrangements and Potential Payments upon Termination or Change in Control. The target grant date values of the stock awards are as follows: Mr. Leathers–$3,600,000; Messrs. Meisgeier and Johnson–$400,000 each; and Mr. Schelble–$350,000. The target value granted to each of these Named Executive Officers was split equally between restricted stock and performance stock. Mr. Steele did not receive any plan-based awards in 2023. In May 2023, the Compensation Committee awarded Mr. Wikoff restricted stock with a grant date fair value of $1,000,000 in connection with his appointment as Chief Financial Officer. Mr. Wikoff’s restricted stock will vest in five annual increments of 20%

each beginning May 9, 2024 (one year after the grant date), subject to continued employment. The 2023 grants of restricted stock and performance stock to the Named Executive Officers are disclosed in the Summary Compensation Table. Please refer to Grants of Plan-Based Awards for 2023 for additional information.

2022 Long-Term Incentive Compensation. In February 2022, the Compensation Committee, in its sole discretion, awarded the Named Executive Officers restricted stock and performance stock for 2022. The restricted stock vests in three annual increments of 34%, 33% and 33% beginning February 7, 2023 (one year after the grant date), subject to continued employment. The performance stock was eligible to be earned based upon the level of attainment by the Company of a cumulative earnings per diluted share performance objective for the two-year period from January 1, 2022 to December 31, 2023, as established by the Compensation Committee. The number of shares that could ultimately be earned ranged from 0% to 200% of the target shares stated in each executive’s award agreement based on the level of attainment of the performance objective and subject to a TSR modifier whereby the maximum payout would be capped at 150% or 175% of target based on the Company’s TSR for the three-year period ending December 31, 2024, relative to the TSR of the following eight trucking peers for the same period: Covenant Logistics Group, Heartland Express, Hub Group, J.B. Hunt, Knight-Swift Transportation, Landstar System, Marten Transport, and Schneider National. Any performance stock earned would have vested on February 7, 2025, generally subject to continued employment as explained in the section Arrangements and Potential Payments upon Termination or Change in Control. The Compensation Committee determined that (i) insurance and claims expense of $5.7 million in 2023 and $5.4 million in 2022, for interest accrued during those years related to an adverse jury verdict rendered in 2018 that remains under appeal, (ii) amortization expense related to intangibles of $10.3 million in 2023 and $6.1 million in 2022, and (iii) net losses on investments of $1.3 million in 2023 and net gains on investments of $12.2 million in 2022 are unusual items not reflective of management performance that should be adjusted for in the calculation of the two-year cumulative earnings per diluted share for purposes of determining the achievement level of the 2022 performance shares. Cumulative earnings per diluted share from January 1, 2022 to December 31, 2023, adjusted for the accrued interest, amortization expense and net unrealized losses and gains on investments, amounted to $5.69 which is below threshold, resulting in a payout of 0% of target (no payout). This final performance and payout will be reported in the 2025 proxy statement.

2021 Performance Stock. In February 2021, the Compensation Committee awarded the Named Executive Officers restricted stock and performance stock for 2021. The 2021 performance stock was eligible to be earned based upon the level of attainment by the Company of a cumulative earnings per diluted share performance objective for the two-year period from January 1, 2021 to December 31, 2022, as established by the Compensation Committee. The number of shares that could ultimately be earned ranged from 0% to 200% of the target shares stated in each executive’s award agreement based on the level of attainment of the performance objective and subject to a TSR modifier whereby the maximum payout would be capped at 150% or 175% of target based on the Company’s TSR for the three-year period ending December 31, 2023, relative to the TSR of the following nine trucking peers for the same period: Covenant Logistics Group, Heartland Express, Hub Group, J.B. Hunt, Knight-Swift Transportation, Landstar System, Marten Transport, Schneider National, and U.S. Xpress Enterprises. Performance stock earned would vest, subject to continued employment, on February 11, 2024. The Compensation Committee determined that (i) insurance and claims expense of $5.4 million in 2022 and $5.1 million in 2021, for interest accrued during those years related to an adverse jury verdict rendered in 2018 that remains under appeal, (ii) amortization expense related to intangibles of $6.1 million in 2022, and (iii) net gains on investments of $12.2 million in 2022 and $40.3 million in 2021 are unusual items not reflective of management performance that should be adjusted for in the calculation of the two-year cumulative earnings per diluted share for purposes of determining the achievement level of the 2021 performance shares. Cumulative earnings per diluted share from January 1, 2021 to December 31, 2022, adjusted for the accrued interest, amortization expense related to intangibles and net unrealized gains on investments, amounted to $7.15 which exceeded the maximum performance goal of $6.88, resulting in a payout of 200% of target before considering the impact of the TSR modifier. The Company’s TSR for the three-year period ended December 31, 2023 was below the 25th percentile of the nine trucking peers, capping the award payout at 150%. The performance shares vested on February 11, 2024 and were paid out at a 150% achievement level.

Perquisites and Benefits. Our executive compensation program includes limited executive perquisites that we believe are reasonable and consistent with our overall compensation objectives. Our Compensation Committee periodically reviews the perquisites provided to executive officers. Tax gross-ups related to perquisites were eliminated in 2022. The perquisites offered under our 2023 executive compensation program were as follows:
•Country Club Membership. In 2023, we paid country club membership fees and other business-related and reasonably incurred expenses for certain Named Executive Officers, and we received full reimbursement from those individuals for any personal expenses incurred. We provide these memberships for our benefit, notwithstanding the incidental personal benefit.
•Company Vehicle. We provide Company vehicles to certain Named Executive Officers for business and personal use. We are responsible for paying the operating expenses of these vehicles, except for fuel.
•Medical Care Membership Program. We provide each Named Executive Officer with membership in a medical care program, which provides for an annual physical examination and unlimited direct access to a primary care physician. We believe the program allows our Named Executive Officers to devote more time to our business and promotes the health and wellness of these key employees.
•Personal Use of Corporate Aircraft. Mr. Leathers is eligible to use the Company’s aircraft for limited personal use. Personal use for 2023 was limited to $100,000 per year based on the Company’s incremental cost of the personal flights. To the extent any personal travel on our aircraft results in imputed income to the executive, the Company does not provide any gross-up payments to cover the personal income tax obligation.

In 2023, we offered the following benefits to our executives: (i) health, dental and vision plans; (ii) other voluntary insurance plans, including life and disability; (iii) 401(k) retirement savings plan; (iv) employee stock purchase plan; and (v) nonqualified deferred compensation plan (see Nonqualified Deferred Compensation for 2023). These benefits are available to our Named Executive Officers on the same terms as provided to other eligible employees.

The aggregate incremental cost of perquisites and other benefits provided to the Named Executive Officers is shown in the “All Other Compensation” column of the Summary Compensation Table and detailed in All Other Compensation for 2023. In 2022, the Company discontinued its past practice of providing tax gross-ups for personal use of Company vehicles.

Role of the Compensation Consultant. Frederic W. Cook & Co. (the “Consultant”) is an independent executive compensation consulting firm engaged by the Compensation Committee. The Compensation Committee has assessed the independence of the Consultant and determined that the Consultant’s work did not raise any conflicts of interest.

The Consultant assists the Committee in its evaluation of the compensation for our executives. The Compensation Committee engages the Consultant to (i) review and recommend any changes to the Company’s competitive peer group, (ii) prepare an executive compensation benchmarking review to include a competitive analysis of the compensation of the Company’s executives in comparison to our peer group, and (iii) review the Company’s compensation program and philosophy and recommend changes based on the Company’s business objectives, compensation trends and best practices to incorporate a mix of short-term and long-term incentive components and align pay for performance.

The Consultant reports directly to the Compensation Committee, although it may work in cooperation with management only as required to carry out its obligations to the Compensation Committee. Without the Compensation Committee’s prior approval, the Consultant will not perform any services for us or our management. During 2023, the Company paid fees to the Consultant only for advising the Compensation Committee on the amount or form of executive and director compensation. The Company did not pay the Consultant any fees for additional projects or services.

Competitive Peer Groups and Benchmarking. The companies in the peer group were selected by first reviewing the Company’s peer group from the prior year. U.S.-based public companies in trucking, air freight & logistics and railroads with revenues approximately one-third to three times the Company’s annual revenues with a preference for long-haul trucking or logistics competitors were then reviewed. From this review, it was determined to add Daseke, Inc. to the 2023 competitive peer group and remove Yellow Corporation (formerly YRC Worldwide), which ceased operations in 2023.

2023 COMPETITIVE PEER GROUP
ArcBest	Hub Group	Marten Transport
Covenant Logistics Group	J.B. Hunt	Old Dominion Freight Line
Daseke	Kansas City Southern	Saia
Forward Air	Knight-Swift Transportation	Schneider National
Heartland Express	Landstar System	U.S. Xpress Enterprises

The Compensation Committee has not historically set compensation elements for each executive to meet specific benchmarks based on peer group data. Instead, we consider these comparisons as one factor in determining executive compensation levels. Generally, the Compensation Committee reviews total compensation levels annually and makes adjustments when job responsibilities, individual performance or market data warrants such modifications. Actual total compensation can vary from year to year based on Company and individual performance.

Compensation Determination Process. The Compensation Committee makes all annual compensation decisions for our Named Executive Officers.

When determining total compensation, we apply a consistent approach for all Named Executive Officers. The structure and levels of our executive compensation program are determined, in large part, by considering all elements of compensation, rather than only a few components in isolation. Our Compensation Committee evaluates each element individually and also takes into account the position and current total direct compensation of the individual being considered. The Compensation Committee’s determination of compensation levels for our Named Executive Officers therefore differs depending upon these factors. Our Compensation Committee also exercises appropriate business judgment in how it applies these standard approaches to the facts and circumstances involving each respective Named Executive Officer.

The Compensation Committee determines each component of a Named Executive Officer’s compensation based on its collective assessment of the officer’s performance, the Company’s overall financial performance and recommendations of our Chairman & CEO. Our Compensation Committee may also request executive compensation guidance and advice from an independent outside consultant when deciding compensation for our Named Executive Officers. The Compensation Committee meets annually (near the end of the year) to review the compensation of our Named Executive Officers. The Compensation Committee also meets during the first quarter of each year to determine the level of attainment of prior year performance objectives as they relate to the AIP and the grant of performance stock in prior years and to consider base salary levels, the cash annual incentive program and granting new equity or incentive compensation awards for the current year and setting performance objectives related to each. Our Chairman & CEO is not present during the Compensation Committee’s deliberation and determination of his own compensation.

Risk Management Related to Compensation. When reviewing and implementing the executive compensation program, the Company and our Compensation Committee formulate and adhere to certain practices that facilitate consistent leadership and decision-making among our executive officers. The Compensation Committee assesses whether our program and practices are reasonably likely to have a material adverse effect on the Company and concluded they do not. The Compensation Committee does not believe our executive compensation program and practices are designed to promote or encourage unreasonable risk for the following reasons:
•Base salaries are fixed amounts determined on an annual basis and are established after considering a broad range of factors including competitive pay sources (rather than specific performance measures).
•Annual cash incentive compensation represents a significant portion of our executive officers’ total cash compensation and is awarded under our AIP. The AIP allows for the Compensation Committee to exercise some discretion through an individual performance metric, in addition to the financial performance metrics. Annual incentive targets are thoroughly vetted by management and the Compensation Committee, and goals are set taking into consideration the probability of achievement. Payouts are capped at 200%, are formulaic based, and are subject to our Clawback Policy described in Incentive-Based Compensation Recoupment.
•Long-term incentive compensation is important to further aligning our executive officers’ interests with those of our stockholders, and it balances short- and long-term decision-making by our executives. Long-term incentive compensation is split between time-based restricted stock and performance stock. The time-based restricted stock vests ratably over three years. Performance stock achievement levels are capped at 200%, with a TSR modifier, has a three-year cliff vesting, and is subject to our Clawback Policy described in Incentive-Based Compensation Recoupment.
•The vesting of stock awards granted under our 2023 LTIP and the Prior Plan may be prohibited if an executive officer is terminated for cause or under other circumstances as provided therein.
•Our executives have significant stock ownership in the Company, subject to stock ownership guidelines and a hedging and pledging policy. With respect to their stock ownership, our executive officers could lose significant value if our stock price was exposed to unreasonable risk.

When structuring overall compensation practices for our non-executive employees, we consider whether our practices incentivize unreasonable risk-taking behavior and could consequently impact our risk management and oversight. We also evaluate the mix of pay and the elements of our compensation programs as they apply to employees generally. Our non-executive employee compensation practices are reviewed in the context of current and significant risks to determine if the practices encourage or induce employees to take unreasonable risks, and we also take into account our other policies and procedures that operate to monitor and deter unreasonable risk (such as disciplinary or record-keeping policies). Management also notifies our Compensation Committee of significant and across-the-board modifications to employee compensation practices. We concluded that our non-executive employee compensation practices do not encourage risks that are reasonably likely to have a material adverse effect on us.

Hedging and Pledging Policy. Named Executive Officers are subject to a policy on hedging and pledging of the Company’s common stock. The policy prohibits purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock, including puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds (excluding broad-based index funds), and other financial instruments that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s common stock. The policy also provides that Named Executive Officers shall not pledge, hypothecate, or otherwise encumber shares of the Company’s common stock as collateral for indebtedness including, but not limited to, holding shares in a margin account or any other account that could cause the Company’s common stock to be subject to a margin call or otherwise be available as collateral for a margin loan. Each Named Executive Officer certified to compliance with this policy in their annual questionnaire completed at the end of 2023.

Executive Stock Ownership. The Company’s executive officers are subject to stock ownership guidelines. Stock ownership includes: (i) common stock owned (directly or indirectly), (ii) time-vested restricted stock, (iii) performance stock already earned and subject to continued time vesting, and (iv) benefit plan shares. Ownership guidelines vary based on position and require the executive to own stock with a market value equal to or in excess of a specified multiple of the officer’s base salary. During 2023, the executive ownership guidelines were as follows: Chief Executive Officer–7.0 times, President–3.5 times and Executive Vice President–3.5 times. Any officer not meeting the ownership guidelines will be required to retain 75% of after-tax shares earned from long-term incentives until the ownership guideline is achieved. All of the Company’s executive officers had met their ownership requirement, other than Mr. Mahon who joined the Company in June 2020 and Mr. Wikoff who joined the Company in April 2023.

Incentive-Based Compensation Recoupment. The Company’s current Clawback Policy, effective as of December 1, 2023, was included as an exhibit to the Company’s 2023 Form 10-K. It supplements prior clawback policies that apply to awards in effect prior to such date. The Clawback Policy applies only to “Incentive-Based Compensation” that is “Received” by an “Executive Officer” (each as defined in the Clawback Policy) and only in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Incentive-Based Compensation Received by the Executive Officer during the three completed fiscal years immediately preceding the date that the Company is required to prepare such accounting restatement is subject to the Clawback Policy, provided that such compensation was Received after beginning service as an Executive Officer and that such person served as an Executive Officer at any time during the performance period applicable to the Incentive-Based Compensation in question. Subject to all other terms and conditions of the Clawback Policy, the amount of Incentive-Based Compensation subject to such policy is the amount Received by an Executive Officer that exceeds the amount that otherwise would have been Received had it been determined based on the restated amounts. Equity award agreements with our Executive Officers granted after the Clawback Policy effective date refer to such policy, and the 2023 LTIP provides that any awards granted thereunder are subject to any clawback or recoupment policy which the Company may adopt from time to time.

Tax Deductibility of Executive Compensation; Accounting Considerations. Generally, executive compensation is accrued as expense over the requisite service period related to the particular compensation element (this period is typically equal to the performance period of the executive officer), and we realize a tax deduction upon the payment of the compensation to the executive. The limitations under Section 162(m) of the Internal Revenue Code apply to the Company’s CEO, CFO, and other named executive officers (collectively, the covered persons), and anyone who was a covered person after December 31, 2016. The Company will be denied a deduction for any compensation exceeding $1,000,000 for such covered persons, regardless of whether the compensation is performance-based compensation. The Compensation Committee carefully considers and monitors the effect of Section 162(m) on the elements of our executive compensation program and will strive to structure executive compensation to preserve its tax deductibility under Section 162(m) without sacrificing our ability to attract, motivate and retain high-quality executive officers. The Compensation Committee also believes there are circumstances where the interests of the Company and our stockholders are best served by maintaining flexibility in the manner compensation is provided. In those events, the Compensation Committee may, at its discretion, approve payments of nondeductible compensation if the Compensation Committee believes the circumstances warrant such payments. Because of the importance of linking pay and performance, the Compensation Committee expects to continue to impose performance conditions on its annual and long-term incentive compensation elements.

REPORT OF THE COMPENSATION COMMITTEE

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this report be subject to Regulation 14A (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act. This report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates it by reference or treats it as soliciting material.
In conjunction with the preparation of the 2023 Form 10-K and this Proxy Statement, the Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section (required by Item 402(b) of the SEC’s Regulation S-K) of this Proxy Statement.

Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the 2023 Form 10-K.
Diane K. Duren, Chair
Jack A. Holmes
Alexi A. Wellman
Michelle D. Livingstone

EMPLOYMENT AND OTHER ARRANGEMENTS

Except for Mr. Wikoff, each of our Named Executive Officers has been an employee of the Company for at least ten years. None of our Named Executive Officers has a written employment agreement with us.

Mr. Steele retired from the Company on June 30, 2023. On July 1, 2023, we entered into a Consulting Services Agreement with him under which he provided, through December 31, 2023, strategic advice and counsel related to the business issues and projects he was involved with prior to his retirement. We paid $75,000 per month for such services. The agreement was attached to a Current Report on Form 8-K filed with the SEC on July 7, 2023.

ARRANGEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In February 2021, the Board adopted the Werner Enterprises, Inc. Change in Control Severance Plan (“CIC Plan”), which was included as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 6, 2021. The CIC Plan covers the Named Executive Officers and applies only to qualifying terminations in connection with a change in control (i.e., double trigger). The protection period for the CIC Plan is for 24 months beginning on the date of the change in control. In the event a Named Executive Officer is terminated without “cause” or voluntarily resigns for “good reason” (each as defined in the CIC Plan) within the protection period noted above, the CIC Plan provides for cash severance payments ranging from 1.5 to 2.5 times annual base salary plus target AIP bonus and provides for limited continuation of some benefits. The CIC Plan provides that “change in control” shall have the same meaning as in the 2023 LTIP.

Our 2023 LTIP and Prior Plan permit the vesting of outstanding equity awards upon certain termination or resignation actions following a “change in control” (as defined in the applicable plan). They provide that if a Named Executive Officer is terminated other than for “cause” or voluntarily resigns for “good reason” (each as defined in the applicable plan) within the period beginning upon a change in control and ending on the second anniversary of the change in control, then (i) all outstanding stock options and SARs will become fully exercisable and (ii) all conditions, performance objectives and restrictions (other than those imposed by law) on outstanding restricted stock, RSUs and performance stock will be deemed satisfied as of the executive officer’s employment termination date. Our 2023 LTIP and Prior Plan also provide that upon death of a participant, (i) all service period restrictions applicable to restricted stock and RSUs will lapse and such shares shall become fully vested and (ii) for any unearned performance shares, the performance objectives will be evaluated for actual performance to date and the resulting number of shares shall become fully vested and earned. Under award agreements, (i) vesting upon “disability” (as defined in the applicable plan) for performance stock awarded on or after February 7, 2022 and for time-vesting restricted stock awarded on or after May 9, 2023 is treated the same as vesting in the event of death, and (ii) performance stock awarded on or after February 7, 2022 to a grantee who thereafter retires remains eligible to vest with vesting to be based on actual achievement of goals at the end of the performance period and subject to the requirements, among others, that (x) as of the retirement date, the “rule of 70” is met (grantee is at least 55 years of age and the grantee’s age plus years of service with the Company equals at least 70) and (y) at least 12 months have elapsed since the grant date.

Except for the circumstances described above, none of our Named Executive Officers has or had a severance agreement or severance benefit arrangement with us.

Summary Table - Potential Payments Upon Termination or Change in Control. The following table summarizes potential payments upon termination or change in control for the Named Executive Officers who were still serving as executive officers as of December 31, 2023. Except as specifically indicated in the footnotes to the table below, we used the following assumptions in calculating the amounts included in the table and discussed below:
•As required by SEC rules, we assume the triggering event causing the payment occurred on December 29, 2023, the last business day of our last completed fiscal year, and the price per share of our common stock was $42.37, the Nasdaq closing market price on that date.
•We treat all amounts of base salary and annual cash incentive that were earned and accrued, including any 401k matching contributions, as of the date of the triggering event as paid immediately prior to the triggering event.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Name	Event of Termination	Severance ($) (1)	Stock-Based Awards ($) (2)	Perquisites and Other Benefits ($) (3)	Total ($)
Derek J. Leathers	Termination without cause or resignation for good reason within 24 months following a change in control	5,087,500	7,042,275	29,380	12,159,155
	Death	—	5,349,975	—	5,349,975
	Disability (4)	—	—	—	—
	Retirement (5)	—	—	—	—
Christopher D. Wikoff	Termination without cause or resignation for good reason within 24 months following a change in control	1,262,250	974,764	17,450	2,254,464
	Death	—	974,764	—	974,764
	Disability (4)	—	974,764	—	974,764
	Retirement (5)	—	—	—	—
Nathan J. Meisgeier	Termination without cause or resignation for good reason within 24 months following a change in control	1,479,000	770,159	23,504	2,272,663
	Death	—	582,121	—	582,121
	Disability (4)	—	—	—	—
	Retirement (5)	—	—	—	—
Jim S. Schelble	Termination without cause or resignation for good reason within 24 months following a change in control	1,071,000	723,595	9,901	1,804,496
	Death	—	559,072	—	559,072
	Disability (4)	—	—	—	—
	Retirement (5)	—	—	—	—
James L. Johnson	Termination without cause or resignation for good reason within 24 months following a change in control	1,147,500	770,159	29,718	1,947,377
	Death	—	582,121	—	582,121
	Disability (4)	—	—	—	—
	Retirement (5)	—	—	—	—

(1)	Represents lump sum cash severance payments, in accordance with the CIC Plan, equal to each Named Executive Officer’s Tier Level Multiplier, ranging from 1.5 to 2.5, times the sum of each Named Executive Officer’s (i) 2023 base salary and (ii) 2023 target cash incentive. The amounts are to be paid within 60 days following the date of the triggering event.
(2)	In certain events, our 2023 LTIP and Prior Plan, or agreements thereunder, provide for accelerated vesting of all unvested restricted awards and of performance awards based on the level of goal achievement through the date of the event. Unless otherwise noted, the amounts represent the estimated fair value of all unvested equity awards as of December 29, 2023 using the $42.37 closing market price as of that date. Additional information regarding the estimated fair value of performance stock is as follows: (i) the 2023 performance stock was deemed to have been earned at the target level (in the event of termination without cause or resignation for good reason within 24 months following a change in control) or unearned (in the event of death, disability or retirement); (ii) no shares were deemed to be earned for the 2022 performance stock because the Company achieved below the threshold level of performance for the two-year performance period ended December 31, 2023; and (iii) the 2021 performance stock was deemed to have been earned at 150% (in the event of termination without cause or resignation for good reason within 24 months following a change in control or as a result of death) because the Company achieved a level of performance of 200% for the two-year performance period ended December 31, 2022, but the absolute TSR for the three-year period ended December 31, 2023 was below 25% capping the award payout at 150% of target.
(3)	Under the CIC Plan, this represents the estimated employer portion of premium costs for the continuation of medical, and dental coverage under COBRA for a period (in months) equal to each Named Executive Officer’s Tier Level Multiplier, ranging from 1.5 to 2.5, times 12 (“Coverage Period”). Premium cost reimbursements by the Company will continue through the Coverage Period unless the Named Executive Officer ceases to be eligible under COBRA or he becomes eligible for coverage under the health benefit plan of a subsequent employer.
(4)	In the event of disability, accelerated vesting of unvested restricted awards and performance awards is applicable for restricted stock awarded on or after May 9, 2023 and for performance stock awarded on or after February 7, 2022.
(5)
In the event of retirement, continued vesting of unvested performance awards is applicable for performance stock awarded on or after February 7, 2022. Messrs. Leathers, Wikoff and Meisgeier are not retirement eligible under the terms of the applicable performance award agreements. Messrs. Schelble and Johnson are retirement-eligible; although, as of December 29, 2023, they would not have held the 2023 performance awards for the 12 months required for vesting eligibility. No vesting is shown for their 2022 performance awards for the reason set forth in note (2), part (ii) above.

Mr. Steele is not included in the foregoing table as he retired as an employee from the Company on June 30, 2023 and became ineligible for cash severance payments. As shown in the Outstanding Equity Awards at December 31, 2023 table, he had no outstanding awards at December 31, 2023 that remained eligible to vest.

SUMMARY COMPENSATION TABLE
The following table presents information about compensation earned during 2023, 2022 and 2021 by our Named Executive Officers. You should read the Summary Compensation Table in conjunction with the Compensation Discussion and Analysis section and the tables and narrative descriptions that follow. Columns that would otherwise be required by SEC rules are omitted if inapplicable.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary (1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Derek J. Leathers – Chief Executive Officer	2023	917,308	—	3,600,000	812,520	116,924	5,446,752
	2022	838,462	—	3,200,000	1,288,000	133,736	5,460,198
	2021	844,231	—	2,800,000	1,574,200	95,920	5,314,351
Christopher D. Wikoff – EVP, Treasurer & Chief Financial Officer (6)	2023	329,366	250,000	1,000,000	179,284	—	1,758,650
Nathan J. Meisgeier – President & Chief Legal Officer (7)	2023	421,923	—	400,000	227,462	11,324	1,060,709
Jim S. Schelble – EVP & Chief Administrative Officer	2023	416,923	—	350,000	209,328	34,451	1,010,702
	2022	384,616	—	350,000	341,600	30,374	1,106,590
	2021	394,231	—	300,000	408,480	33,104	1,135,815
James L. Johnson – EVP & Chief Accounting Officer	2023	450,000	—	400,000	228,218	11,324	1,089,542
	2022	429,231	—	350,000	390,285	11,328	1,180,844
	2021	413,077	—	300,000	428,904	12,261	1,154,242
John J. Steele – Former EVP, Treasurer & Chief Financial Officer (8)	2023	192,865	—	—	—	455,727	648,592
	2022	326,923	—	350,000	256,632	10,547	944,102
	2021	337,116	—	300,000	331,908	10,089	979,113

(1)	Base salary for 2022 reflects 25 biweekly payments instead of 26.
(2)	Mr. Wikoff joined the Company on April 18, 2023 and received a cash sign on bonus. In the event Mr. Wikoff resigns his employment for any reason or the Company terminates his employment for cause, in each case, within one year following the payment date of the sign on bonus, he is obligated to repay the entire gross amount of the sign on bonus to the Company on the date of his termination.
(3)
The stock awards reported in this column and the associated valuation assumptions are also disclosed in the Grants of Plan-Based Awards for 2023 table. The stock awarded in 2023 includes both restricted stock and performance stock. Reported amounts for restricted stock represent the grant date fair value and for performance stock represent the grant date fair value based on the target level of performance. The target value of the 2023 performance awards was as follows: Mr. Leathers $1,800,000, Messrs. Meisgeier and Johnson $200,000, and Mr. Schelble $175,000. If the highest level of performance is achieved, prior to any potential adjustment related to the TSR modifier, the value of the 2023 awards would be as follows: Mr. Leathers $3,600,000, Messrs. Meisgeier and Johnson $400,000, and Mr. Schelble $350,000. Messrs. Wikoff and Steele did not receive performance stock in 2023.

(4)
Cash awards reported in this column represent the actual amounts earned under the Company’s performance-based AIP for fiscal years 2023, 2022 and 2021 based upon achievement of pre-defined performance metrics, and were paid in February following the end of each fiscal year. Such awards are also disclosed in the Grants of Plan-Based Awards for 2023 table.

(5)	Refer to the All Other Compensation for 2023 table for a description of the compensation reported in this column.
(6)	Salary for Mr. Wikoff represents all salary paid to him during 2023. Mr. Wikoff’s 2023 AIP cash award payout was prorated based on his time in service at the Company in 2023.
(7)	Mr. Meisgeier was not a Named Executive Officer in 2022 and 2021.
(8)	Mr. Steele served as EVP, Treasurer & Chief Financial Officer until April 18, 2023, and retired as an employee from the Company on June 30, 2023. His salary represents all salary paid to him during 2023. Upon his retirement, Mr. Steele forfeited 100% of his 2021 performance stock award, 66% of his 2022 restricted stock award, and 33% of his 2021 restricted stock award, representing the unvested portions of such awards. In 2023, Mr. Steele did not receive awards of restricted stock, performance stock, or performance-based AIP.

ALL OTHER COMPENSATION FOR 2023

The table below shows the components of “all other compensation” provided in 2023 to the Named Executive Officers, as reported in the preceding Summary Compensation Table.

ALL OTHER COMPENSATION FOR 2023
Name	Perquisites & Other Personal Benefits ($)	Company Contributions to 401(k) Plan ($)	Company Contributions to Employee Stock Purchase Plan ($)	Post-Employment Payments	Total ($)
Derek J. Leathers (1)	108,800	5,000	3,124	—	116,924
Christopher D. Wikoff	—	—	—	—	—
Nathan J. Meisgeier (2)	3,200	5,000	3,124	—	11,324
Jim S. Schelble (3)	26,327	5,000	3,124	—	34,451
James L. Johnson (2)	3,200	5,000	3,124	—	11,324
John J. Steele (4)	—	5,000	727	450,000	455,727

(1)
Perquisites and other personal benefits for Mr. Leathers include $85,000 personal use of Company aircraft, use of one Company vehicle, Company-paid country club membership, and personal medical care membership program.

(2)	Perquisites and other personal benefits for Messrs. Meisgeier and Johnson include personal medical care membership program.
(3)
Perquisites and other personal benefits for Mr. Schelble include Company-paid country club membership, use of one Company vehicle, personal medical care membership program, and a years-of-service award.

(4)	Post-employment payments for Mr. Steele consist of payments for consulting services. Pursuant to a Consulting Services Agreement between the Company and Mr. Steele, dated July 1, 2023, the Company engaged Mr. Steele to provide consulting services after his retirement from July 1, 2023 through December 31, 2023. Under the Consulting Services Agreement, Mr. Steele provided strategic advice and counsel related to the business issues and projects he was involved with prior to his retirement and must also abide by non-competition and confidentiality requirements. The non-competition requirement covers a period from July 1, 2023 through December 31, 2024.

Our contributions on behalf of the Named Executive Officers to the 401(k) plan and employee stock purchase plan are made on the same terms as provided to all of our eligible employees in the United States. In addition to the above-mentioned compensation, the Named Executive Officers may also participate in voluntary health and welfare benefit programs that are available for all eligible U.S. employees.

GRANTS OF PLAN-BASED AWARDS FOR 2023

Equity and non-equity incentive plan awards granted to Named Executive Officers during 2023 included the following:
•Non-equity incentive plan: cash annual incentive compensation awarded under the performance-based AIP, with performance metrics for operating income, revenues less FSC, and individual performance for fiscal 2023. The actual AIP payouts earned for 2023 are disclosed in the Summary Compensation Table and were paid in February 2024.
•Equity incentive plan: awards of performance stock under the Prior Plan, with an earnings per diluted share performance metric for the two-year period from January 1, 2023 to December 31, 2024. No shares are earned for performance below the threshold level.
•Stock awards: awards of restricted stock under the Prior Plan for Messrs. Leathers, Meisgeier, Schelble, and Johnson and under our 2023 LTIP for Mr. Wikoff. Restricted stock awards are subject to time-based vesting.

The following table sets forth information regarding equity and non-equity incentive plan awards granted to Named Executive Officers during 2023. Columns that would otherwise be required by SEC rules are omitted if inapplicable. The awards reported in the following table are also disclosed in the Summary Compensation Table and Outstanding Equity Awards at December 31, 2023 tables and therefore do not constitute additional compensation not otherwise reported in this Proxy Statement.

GRANTS OF PLAN-BASED AWARDS FOR 2023
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($) (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Derek J. Leathers		555,000	1,110,000	2,220,000
	2/10/23				9,985	39,941	89,867		1,800,000
	2/23/23							39,141	1,800,000
Christopher D. Wikoff		173,250	346,500	693,000
	5/9/23							23,006	1,000,000
Nathan J. Meisgeier		152,250	304,500	609,000
	2/10/23				1,110	4,438	9,986		200,000
	2/23/23							4,349	200,000
Jim S. Schelble		147,000	294,000	588,000
	2/10/23				971	3,883	8,737		175,000
	2/23/23							3,805	175,000
James L. Johnson		157,500	315,000	630,000
	2/10/23				1,110	4,438	9,986		200,000
	2/23/23							4,349	200,000
John J. Steele (2)		—	—	—	—	—	—	—	—

(1)	The grant date fair value per share of the performance stock and the restricted stock is based upon the market price of the underlying common stock on the grant date, reduced by the present value of estimated future dividends because the awards are not entitled to receive dividends prior to vesting. The grant date fair values per share of the performance stock and the restricted stock were $45.07 and $45.99, respectively, for Messrs. Leathers, Meisgeier, Schelble, and Johnson. The grant date fair value per share of the restricted stock was $43.47 for Mr. Wikoff. The present values of estimated future dividends for the February 10, 2023, February 23, 2023, and May 9, 2023 grants were calculated based on $0.13, $0.13, and $0.14 quarterly dividend amounts per share, respectively, and risk-free interest rates of 4.0%, 4.1%, and 3.8%, respectively. Further discussion of the valuation and assumptions regarding our stock awards is provided in Note 11 of our Consolidated Financial Statements in the 2023 Form 10-K.
(2)	Mr. Steele did not receive any plan-based awards in 2023 due to his announced retirement.

OUTSTANDING EQUITY AWARDS AT 2023 YEAR-END

The table that follows presents information regarding all outstanding equity awards held by each of the Named Executive Officers as of December 31, 2023. Columns that would otherwise be required by SEC rules are omitted if inapplicable. Restricted stock and performance stock awards are generally contingent upon the recipient’s continued employment with the Company through each vesting date. See Arrangements and Potential Payments upon Termination or Change in Control for further information on award terms and conditions. Awards reported in these tables with grant dates before 2021 are not disclosed in the Summary Compensation Table and therefore constitute additional compensation not otherwise reported in this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2023
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Derek J. Leathers	2/11/21	11,188	(2)	474,036
	2/11/21	51,303	(3)	2,173,708
	2/7/22	24,636	(4)	1,043,827
	2/7/22	—	(5)	—
	2/10/23				19,971	(6)	846,171
	2/23/23	39,141	(7)	1,658,404
Christopher D. Wikoff	5/9/23	23,006	(8)	974,764
Nathan J. Meisgeier	2/11/21	1,199	(2)	50,802
	2/11/21	5,496	(3)	232,866
	2/7/22	2,695	(4)	114,187
	2/7/22	—	(5)	—
	2/10/23				2,219	(6)	94,019
	2/23/23	4,349	(7)	184,267
Jim S. Schelble	2/11/21	1,199	(2)	50,802
	2/11/21	5,496	(3)	232,866
	2/7/22	2,695	(4)	114,187
	2/7/22	—	(5)	—
	2/10/23				1,942	(6)	82,283
	2/23/23	3,805	(7)	161,218
James L. Johnson	2/11/21	1,199	(2)	50,802
	2/11/21	5,496	(3)	232,866
	2/7/22	2,695	(4)	114,187
	2/7/22	—	(5)	—
	2/10/23				2,219	(6)	94,019
	2/23/23	4,349	(7)	184,267
John J. Steele (9)	2/7/22	—	(5)	—

(1)
Market value is calculated by multiplying the number of shares of stock that have not vested by the closing market price of our common stock ($42.37 per share) on December 29, 2023 (the last trading day of our fiscal year).

(2)	The remaining shares of restricted stock vested on February 11, 2024.
(3)
The number of shares and market value for performance stock granted February 11, 2021 is reported at 150% of the target level of performance (pursuant to SEC rules) because the Company achieved a level of performance of 200% for the two-year performance period from January 1, 2021 to December 31, 2022, but the TSR for the three-year period ended December 31, 2023 was below the 25th percentile relative to a group of peer companies, capping the award payout at 150% of target. The Compensation Committee certified achievement at 150% on January 26, 2024. The shares ultimately earned vested in one installment on February 11, 2024.

(4)	One-half of the restricted stock vested on February 7, 2024, and the remaining shares vest on February 7, 2025.
(5)
No shares were earned and no shares will vest for performance stock granted February 7, 2022 because the Company achieved below the threshold level of performance for the two-year performance period from January 1, 2022 to December 31, 2023.

(6)
The number of shares and market value for performance stock granted February 10, 2023 is reported at the threshold level of performance (pursuant to SEC rules) because the Company has not yet achieved the threshold level of performance for the two-year performance period from January 1, 2023 to December 31, 2024. Any shares ultimately earned will vest in one installment on February 10, 2026.

(7)	Thirty-four percent of the restricted stock vested on February 23, 2024, and the remaining shares vest in two equal installments on February 23, 2025 and 2026.
(8)	This award shall vest in five annual increments of 20% each beginning May 9, 2024, and become fully vested on May 9, 2028.
(9)	Upon his retirement, Mr. Steele forfeited 100% of his 2021 performance stock award, 66% of his 2022 restricted stock award, and 33% of his 2021 restricted stock award, representing the unvested portions of such awards.

STOCK VESTED FOR 2023

The following table provides information regarding shares of restricted and performance stock that vested during 2023. The number of shares and value realized on vesting of stock awards includes shares that were withheld at the time of vesting to satisfy tax withholding requirements. Columns that would otherwise be required by SEC rules are omitted if inapplicable. Our Named Executive Officers had no outstanding stock options as of December 31, 2023.

STOCK VESTED FOR 2023
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Derek J. Leathers	100,330	4,714,940
Christopher D. Wikoff	—	—
Nathan J. Meisgeier	13,240	621,607
Jim S. Schelble	13,429	630,402
James L. Johnson	13,429	630,402
John J. Steele	13,429	630,402

NONQUALIFIED DEFERRED COMPENSATION FOR 2023

We have a nonqualified deferred compensation plan for eligible key employees whose 401(k) plan contributions are limited by IRS regulations affecting highly compensated employees. This plan is subject to the requirements of Section 409A of the Internal Revenue Code and is administered in good faith compliance with Section 409A.

Deferrals. Under the nonqualified deferred compensation plan, eligible employees are permitted to defer a portion of their base salary and cash annual incentive compensation on a pre-tax basis within maximum dollar limitations we establish each year that correspond to participants’ job titles (such as President or Executive Vice President). The maximum deferral limit for each of the Named Executive Officers was $100,000 for the 2023 and 2024 plan years.

Company Contributions. The nonqualified deferred compensation plan also permits us to make matching contributions to participant accounts. We did not make any such matches in 2023 and have not done so since adopting the plan.

Earnings. Each participant in the nonqualified deferred compensation plan selects one or more investment funds available under the plan in which their contributed amounts are deemed to be invested. Deferred compensation accounts will then accrue earnings or losses based on the return of the selected investment funds. We do not pay preferential earnings or guarantee above-market earnings on any investments made under the plan.

Distributions and “In Service” Withdrawals. A participant elects under his salary deferral agreement whether the resulting deferred compensation will be distributed to him in annual installments or a lump sum payment upon separation. Distributions are made after the participant’s retirement or termination from the Company and will generally not begin until 12 months after the separation date. Under certain circumstances, participants may also elect to receive scheduled (education account) or hardship “in service” withdrawals while still employed with us.

NONQUALIFIED DEFERRED COMPENSATION FOR 2023
Name	Executive Contributions in 2023 ($) (1)		Company Contributions in 2023 ($) (2)	Aggregate Earnings (Losses) in 2023 ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of 2023 ($) (4)
Derek J. Leathers	100,000		—	175,703	—	1,187,272
Christopher D. Wikoff	—		—	—	—	—
Nathan J. Meisgeier	134,996	(5)	—	79,885	—	383,538
Jim S. Schelble	99,996		—	170,363	—	1,460,085
James L. Johnson	100,000		—	168,738	—	1,112,723
John J. Steele	—		—	242,357	—	1,838,121

(1)
The amounts disclosed in this column are reported as compensation and included within the amounts in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)				The Company does not make matching contributions.
(3)
We do not provide above-market or preferential earnings on nonqualified deferred compensation plan balances; therefore, we did not report any portion of these amounts in the Summary Compensation Table pursuant to SEC rules.

(4)
Of these balances, the following executive contributions were reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table in our proxy statements for 2021 and 2022: Mr. Leathers, $143,000; Mr. Schelble, $174,996; Mr. Johnson, $175,000; and Mr. Steele, $174,980.

(5)				Includes a 2022 plan year deferral election of $35,000 related to Mr. Meisgeier’s 2022 cash annual incentive compensation, which was paid in February 2023. Mr. Meisgeier’s contributions for 2022 and 2023 were within the maximum deferral limits for each year.

CEO PAY RATIO

For 2023, our last completed fiscal year, the annual total compensation of the median employee of our company (other than our CEO) was $59,723; and the annual total compensation of our CEO was $5,446,752. The ratio of the annual total compensation of our CEO to the median employee’s annual total compensation was 91 to 1 for 2023.

We believe the ratio provided here is a reasonable estimate calculated in a manner consistent with SEC requirements.

Pursuant to SEC rules, we identified a new median employee for 2023. To identify the median employee, we conducted a full analysis of our U.S. employee population as of our December 31, 2023 determination date. We relied on the definition of employee provided by the applicable rule, and we excluded employees residing in Mexico and Canada from our calculation under the de minimis exemption. As of our December 31, 2023 determination date, the total number of U.S. and non-U.S. employees was 13,819, which was used in calculating our de minimis exemption. The number of non-U.S. employees, by jurisdiction, excluded under the de minimis exemption were: (i) Mexico 100 and (ii) Canada 5. To determine our median employee, we used total Medicare wages and tips as reported on the employees’ IRS Form W-2 for 2023. These amounts were then annualized to account for permanent employees that were employed for less than the full fiscal year. After identifying the median employee, we then calculated the annual total compensation of such employee for 2023 on the same basis as used for the CEO in the Summary Compensation Table.

PAY VERSUS PERFORMANCE

The following disclosure provides information regarding the “compensation actually paid” to our CEO and non-CEO NEOs versus Company performance. Additional information on how the Compensation Committee makes compensation decisions and aligns executive compensation with Company performance is included in Compensation Discussion and Analysis, beginning on page 23 of this Proxy Statement.

The following table presents information about our Named Executive Officers’ pay and Company performance for each of the Company’s four most recently completed fiscal years.

PAY VERSUS PERFORMANCE TABLE
					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO ($) (1)	Compensation Actually Paid to CEO ($) (1)(2)	Average Summary Compensation Table Total for Non-CEO NEOs ($) (3)	Average Compensation Actually Paid to Non-CEO NEOs ($) (2)(3)	Total Share- holder Return ($)	2023 Peer Group Total Share- holder Return ($) (4)	2022 Peer Group Total Share- holder Return ($) (4)	Net Income ($) (in 000’s)	Operating Income ($) (in 000’s)
2023	5,446,752	3,516,805	1,113,639	899,065	122	228	228	112,290	176,416
2022	5,460,198	2,465,428	1,094,807	701,308	115	175	175	245,580	323,076
2021	5,314,351	8,798,833	1,133,218	1,587,300	134	213	212	261,478	309,146
2020	4,810,029	6,822,876	1,102,850	1,423,523	109	131	131	169,078	227,438

(1)	Represents compensation of Mr. Leathers for all periods presented.
(2)
SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine “compensation actually paid.” The Reconciliation of Compensation Actually Paid Adjustments table below details the applicable adjustments that were made to determine “compensation actually paid” (all amounts are averages for the non-CEO NEOs).

(3)	Compensation of Messrs. Schelble, Johnson, and Steele are included in the average compensation calculations for all periods presented. Messrs. Wikoff and Meisgeier are included in the average compensation calculations for 2023 and Mr. Nordlund is included in the average compensation calculations for 2022, 2021, and 2020.
(4)
In 2023, we selected a new Peer Group in order to more closely align with our benchmarking Peer Group. Our peer group includes companies similar to us in the transportation industry and has the following companies: ArcBest; Covenant Logistics Group; Daseke; Forward Air; Heartland Express; Hub Group; JB Hunt; Knight-Swift Transportation; Landstar System; Marten Transport; Old Dominion Freight Line; Saia; and Schneider National. We added Daseke to our 2023 peer group and removed US Xpress Enterprises, Inc. (acquired by Knight-Swift Transportation in 2023) and Yellow Corporation (ceased operations in 2023) from our 2023 and 2022 peer groups.

The following table reconciles total compensation reported in the Summary Compensation Table to “compensation actually paid” for the CEO and non-CEO NEOs (averaged) over the last four years.

RECONCILIATION OF COMPENSATION ACTUALLY PAID ADJUSTMENTS
Year	Summary Compensation Table “Total” Column ($)	Subtract Summary Compensation Table “Stock Awards” Column ($)	Add Year End Fair Value of Unvested Equity Awards Granted in Year ($)	Add/ (Subtract) Year Over Year Change in Fair Value of Unvested Equity Awards Granted in Prior Years ($)	Add/ (Subtract) Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in Year ($)	Subtract Fair Value of Prior Year Equity Awards that Failed to Meet Vesting Conditions in Year ($)	Compensation Actually Paid ($)
CEO
2023	5,446,752	(3,600,000)	2,433,079	(1,562,871)	799,845	—	3,516,805
2022	5,460,198	(3,200,000)	2,507,777	(2,102,923)	(199,624)	—	2,465,428
2021	5,314,351	(2,800,000)	4,741,960	1,288,523	253,999	—	8,798,833
2020	4,810,029	(2,800,000)	4,252,764	302,174	257,909	—	6,822,876
Non-CEO NEOs (Average)
2023	1,113,639	(430,000)	343,301	(124,568)	84,891	(88,198)	899,065
2022	1,094,807	(350,000)	274,289	(287,911)	(29,877)	—	701,308
2021	1,133,218	(312,500)	529,187	195,957	41,438	—	1,587,300
2020	1,102,850	(412,500)	626,539	49,962	56,672	—	1,423,523

The following graphs illustrate the relationships between each of the financial performance measures included in the Pay Versus Performance Table above and the compensation actually paid to the CEO and, on average, to non-CEO NEOs over the Company’s four most recently completed fiscal years.

Compensation Actually Paid vs Company
and Peer Group Shareholder Returns
Compensation Actually Paid
$9,000,000
$7,500,000
$6,000,000
$4,500,000
$3,000,000
$1,500,000
$—
Total Shareholder Return
$250
$200
$150
$100
$50
$—
2020
2021
2022
2023
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Total Shareholder Return
2023 Peer Group Shareholder Return
2022 Peer Group Shareholder Return

Compensation Actually Paid vs Net Income
$9,000,000
$7,500,000
$6,000,000
$4,500,000
$3,000,000
$1,500,000
$—
Compensation Actually Paid
$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
$—
Net Income (in 000's)
2020
2021
2022
2023
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Net Income

Compensation Actually Paid vs Operating Income
$9,000,000
$7,500,000
$6,000,000
$4,500,000
$3,000,000
$1,500,000
$—
Compensation Actually Paid
$350,000
$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
$—
Operating Income (in 000's)
2020
2021
2022
2023
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Operating income

The following is a list of key financial performance measures used to link compensation actually paid to our Named Executive Officers for 2023 to company performance:
•Revenues, less fuel surcharge revenues
•Operating income
•Diluted earnings per share

PROPOSAL 2 — ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires us to seek non-binding, advisory stockholder approval, commonly referred to as a “say-on-pay” resolution, of our Named Executive Officers’ compensation for 2023 as disclosed in the Executive Compensation section of this Proxy Statement. This advisory vote is not intended to address any specific item of compensation but rather the overall compensation of our Named Executive Officers and the principles, policies and practices described in this Proxy Statement. Accordingly, we are asking stockholders to vote on the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.

Through our executive compensation program, we strive to attract, motivate and retain a talented, entrepreneurial executive team that provides leadership and contributes to the achievement of our overall business and financial goals and long-term success, while remaining true to our mission, values and guiding corporate principles. We seek to accomplish these objectives in a manner that rewards performance and aligns with our stockholders’ long-term interests.

You should read the Compensation Discussion and Analysis section beginning on page 23 of this Proxy Statement, which describes our executive compensation program, how our executive compensation process functions and how the program and its procedures are designed to accomplish our compensation objectives. We also urge you to review the executive compensation tables and narratives appearing on pages 36 through 41, which provide more detailed information on our Named Executive Officers’ compensation.

Our Board and Compensation Committee believe our executive compensation program, articulated in the Compensation Discussion and Analysis, achieves our compensation objectives, rewards performance and links our Named Executive Officers’ interests with the long-term interests of our stockholders. The Company believes our executive compensation program has been instrumental to our business and in helping us accomplish our objectives.

At the Company’s Annual Meeting of Stockholders held on May 9, 2023 (the “2023 Annual Meeting”), stockholders voted 96% in favor of our say-on-pay resolution to approve, on an advisory basis, the compensation of our Named Executive Officers. The Company and its Compensation Committee believe this affirms our stockholders’ support of the Company’s approach to executive compensation and executive compensation program objectives. At the 2023 Annual Meeting, stockholders voted 93% in favor, on an advisory basis, of a proposal that future advisory votes on executive compensation occur every year, as recommended by our Board. As a result, the Board determined at its meeting on May 9, 2023 that an advisory resolution on executive compensation will be included in the Company’s proxy materials every year commencing in 2024 until the next frequency vote, which will be held in 2029.

This advisory resolution is non-binding on the Company, Board and Compensation Committee. The Board and Compensation Committee, when appropriate, will review and consider the voting results as one factor when making future decisions and determinations regarding executive compensation and our executive compensation program.

RECOMMENDATION OF THE BOARD OF DIRECTORS — PROPOSAL 2

The Board unanimously recommends that stockholders vote FOR the approval of the advisory resolution on executive compensation. A Designated Proxy Holder of proxies solicited by the Board in this Proxy Statement will vote the proxies as directed on each proxy, or if no instruction is made, for the approval of the advisory resolution on executive compensation.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP (“KPMG”) is our independent registered public accounting firm. The table that follows sets forth the aggregate fees billed to us by KPMG for professional audit services rendered in connection with the audit of our annual financial statements and internal control over financial reporting for 2023 and 2022 and audit-related fees for 2022. KPMG did not provide any other services to us during those periods.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
	2023 ($)	2022 ($)
Audit Fees	1,014,600	924,871
Audit-Related Fees	—	70,000
Tax Fees	—	—
All Other Fees	—	—
Total	1,014,600	994,871

Audit Fees. Audit fees consist of fees for (i) the audit of our annual financial statements included in our 2023 Form 10-K and in our Annual Report on Form 10-K for the year ended December 31, 2022, (ii) review of our financial statements included in our Quarterly Reports on Form 10-Q during such periods, and (iii) the audit of our internal control over financial reporting during such periods.

Audit-Related Fees. Audit-related fees consist of fees (i) for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and are not reported under Audit Fees and (ii) fees related to audit and attest services not required by laws or regulations and consultations concerning financial accounting and reporting standards.

Tax Fees. Tax fees are defined as fees for professional services for tax compliance, tax advice and tax planning. These services may include assistance regarding federal, state and international tax compliance, tax return preparation, tax audits and customs and duties.

The Audit Committee has reviewed KPMG’s provision of services and believes that the services are compatible with maintaining KPMG’s independence. KPMG did not provide any non-audit services for us in 2023 or 2022.

The Audit Committee has approved KPMG to perform the review of our first quarter 2024 financial statements. Proposed audit fees for KPMG to serve as our independent registered public accounting firm for the remainder of 2024 will be presented to the Audit Committee for review and approval at the next quarterly meeting. Representatives of KPMG will be present at the Annual Meeting and will have an opportunity, should they so desire, to make a statement. The KPMG representatives will also be available to respond to appropriate questions from stockholders.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES PERFORMED
BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has a policy for pre-approving all audit and non-audit services provided by independent registered public accounting firms. Prior to the engagement of an independent registered public accounting firm for the next year’s audit, our management will submit to the Audit Committee for approval an itemized list of all audit and non-audit services expected to be rendered during such year and the budgeted fees for such services. The Audit Committee then pre-approves these services according to the categories of service in the Independent Registered Public Accounting Firm Fees table. When determining whether a service should receive pre-approval, the Audit Committee considers whether such services are consistent with SEC rules regarding auditor independence. In the event it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, the Audit Committee will approve such additional services prior to the commencement of the engagement and provision of such services.

Pursuant to its charter, the Audit Committee may delegate to its Chair the pre-approval authority to address any requests for pre-approval of services between Audit Committee meetings, and such Chair must report any such pre-approval decisions to the Audit Committee at its next meeting. Our management and independent registered public accounting firm periodically report to the full Audit Committee (i) the extent of services provided by such accounting firm in accordance with this pre-approval and (ii) the fees for services performed to date.

The Audit Committee did not approve any fees during 2023 and 2022 that related to the waiver of pre-approval provisions or the de minimis exception set forth in applicable SEC rules.

REPORT OF THE AUDIT COMMITTEE

The following report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this report be subject to Regulation 14A (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act. This report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates it by reference or treats it as soliciting material.

The Audit Committee is comprised of Ms. Wellman, who serves as Chair, and Mses. Duren and Greene. All members are qualified independent directors under the audit committee structure and membership requirements of the Nasdaq and SEC rules and regulations. The Audit Committee conducts its activities by exercising the certain responsibilities and powers set forth in its written charter adopted by the Board. A copy of the charter is available on the Company’s website.

The Audit Committee’s primary purpose is to assist the Board in its oversight responsibilities by reviewing the Company’s financial statements and audits thereof, and any other financial reports the Company files with the SEC, systems of internal controls regarding financial reporting, and auditing, accounting and financial reporting processes generally. It appoints and oversees the work of the independent registered public accounting firm, reviewing the scope of audits, audit fees, auditor independence, and the extent to which the auditors are retained to perform non-audit services for the Company. It reviews major changes to the Company’s auditing and accounting principles and practices recommended by the independent auditors or management, the scope of internal audits, the performance of the internal audit department, and the adequacy of the internal control environment, risk management processes, and procedures designed to ensure compliance with laws and regulations. It reviews the Company’s Code of Conduct, oversees policies and procedures related to the protection of Company proprietary and customer information and compliance with data privacy requirements, and risk management related to cybersecurity.

The Audit Committee does not itself prepare financial statements, perform audits, attest that financial statements are complete, accurate and in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or design or implement internal controls. Rather, the Company’s management is responsible for the preparation, consistency, integrity and fair presentation of the Company’s financial statements, accounting and financial principles, internal control and disclosure control systems, and procedures designed to ensure compliance with applicable accounting standards, laws and regulations. KPMG, as the independent registered public accounting firm, is responsible for performing independent quarterly reviews and an independent annual audit of the financial statements and internal control over financial reporting and for expressing an opinion on the conformity of those statements with GAAP and on the effectiveness of the Company’s internal control over financial reporting.

In conjunction with the preparation of the Company’s 2023 audited consolidated financial statements, the Audit Committee met with both management and the independent auditors of the Company to review and discuss significant accounting issues and the audited consolidated financial statements included in the 2023 Form 10-K prior to the issuance of such financial statements. Management advised the Audit Committee that such financial statements were prepared in accordance with GAAP, and the Audit Committee discussed such financial statements with management and the independent auditors. The Audit Committee’s assessment included a discussion with the Company’s independent auditors regarding matters that are required to be discussed pursuant to applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee received and reviewed the written disclosures and letter from KPMG required by applicable PCAOB requirements regarding KPMG’s communications with the Audit Committee concerning independence and discussed with KPMG its independence to serve as the Company’s independent auditors.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the 2023 Form 10-K for filing with the SEC.
Alexi A. Wellman, Chair
Diane K. Duren
Michelle D. Greene

RECOMMENDATION OF THE BOARD OF DIRECTORS — PROPOSAL 3

We are asking stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for 2024. Although this stockholder ratification is not required by our By-Laws, Audit Committee charter or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate governance.

In the event our stockholders do not ratify the appointment of KPMG, then our Audit Committee and Board will reconsider the appointment. Even if our stockholders ratify the selection of KPMG, the Audit Committee will retain its authority to, in its discretion and at any time during 2024, select a different independent registered public accounting firm or terminate KPMG if the Audit Committee determines that such a change would be in our best interests and those of our stockholders.

The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2024. A Designated Proxy Holder of proxies solicited by the Board in this Proxy Statement will vote the proxies as directed on each proxy, or if no instruction is made, for the ratification of the appointment of KPMG LLP.

TRANSACTIONS WITH RELATED PERSONS

REVIEW AND APPROVAL OF RELATED PERSON TRANSACTIONS

Our Governance Committee charter requires the Governance Committee (each member of which is independent under applicable Nasdaq and SEC rules) to oversee administration of our policies with respect to related person transactions and to review and approve all related person transactions submitted to the Governance Committee when such approval is required under Nasdaq and SEC rules. No director may participate in any discussion or approval of a related person transaction for which he or she, or his or her relative, is a related party. The Company discloses related person transactions that are required to be disclosed under SEC rules in its applicable SEC filings.

For purposes of Item 404 of SEC Regulation S-K, a “related person transaction” is generally any effected or proposed transaction, arrangement or relationship in which:
(i)The Company was or is to be a participant;
(ii)The amount involved exceeds or is expected to exceed $120,000; and
(iii)Any “related person” has an interest.

Under Item 404, “related person” generally means:
•A director or director nominee of the Company;
•An executive officer of the Company;
•A security holder who is known to be the beneficial owner of more than 5% of our common stock;
•Any “immediate family member” of a director, director nominee, executive officer or beneficial owner of more than 5% of our common stock. “Immediate family members” include spouse, children, parents, siblings, in-laws, stepparents and stepchildren and any other person sharing the related person’s household; or

•Any firm, corporation or other entity in which any of the foregoing persons (i) is employed by, a director of or a partner or principal in such entity or (ii) has a beneficial ownership interest of 10% or more.

RELATED PERSON TRANSACTIONS

In November 2022, the Company entered into a Master Services Agreement with North End Teleservices, LLC to provide supplemental staffing of internal service desk representatives to the Company through November 2023, and the contract was extended until a new contract could be negotiated to commence on February 21, 2024. The new agreement effective February 21, 2024 has a three-year term with a total cost of approximately $1,107,000 over such term, or $369,000 per year. Carmen Tapio, as our director, is a related person. She is North End Teleservices, LLC’s founder and Chief Executive Officer. Total 2023 costs under the initial agreement were approximately $369,000. The Company believes the terms of the initial agreement were, and the terms of the new agreements are, no less favorable to the Company than those that could be obtained from unrelated third parties, on an arm’s length basis. The Governance Committee, without Ms. Tapio’s participation, approved the Company’s transactions with North End Teleservices, LLC.

STOCKHOLDER PROPOSALS

Only stockholders of record as of March 25, 2024, are entitled to bring business before the 2024 Annual Meeting. All stockholder proposals must be in writing and include the following:
(i)A brief description of the business the stockholder desires to bring before the Annual Meeting;
(ii)The reason for conducting such proposed business at the Annual Meeting;
(iii)The name and address of the stockholder proposing such business;
(iv)The number of shares of our common stock beneficially owned by such stockholder; and
(v)Any material interest of the stockholder in such business.

To be eligible for inclusion in our 2025 Proxy Materials: Stockholder proposals intended to be presented at our 2025 Annual Meeting must be in writing and be received by the Corporate Secretary at our executive offices on or before December 4, 2024. The inclusion of any such stockholder proposal in our 2025 Proxy Materials will be considered untimely if received after December 4, 2024. Stockholders may submit nominations for directors to be elected at the 2025 Annual Meeting of Stockholders, and such nominations must be contained in a written proposal and delivered to the Corporate Secretary at our executive offices by December 4, 2024. For a description of the process of submitting stockholder nominations for director, refer to Director Nomination Process.

All written stockholder proposals (whether for the recommendation of director candidates or the proposal of other business) are subject to and must comply with the applicable rules under the Exchange Act, including Rule 14a-8. Rule 14a-8 provides requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Corporate Secretary contact information is provided in Contacting the Corporate Secretary and Executive Offices.

Regarding proposals not to be included in our Proxy Materials: Stockholders may present proposals for consideration at the 2024 Annual Meeting that are not intended for inclusion in the Proxy Materials. These proposals must be received in writing by the Corporate Secretary at our executive offices no later than April 24, 2024 for the 2024 Annual Meeting. Pursuant to our By-Laws, stockholders may make other proposals at the Annual Meeting to be discussed and considered; but unless the Corporate Secretary receives the written proposal at least twenty days before the Annual Meeting, such proposal will be considered untimely and will not be acted upon. Instead, the proposal will be laid over for action at the next stockholder meeting.

ANNUAL MEETING AND VOTING INFORMATION

Annual Meeting Information. The Annual Meeting will be held at 10:00 a.m. local Central Time on Tuesday, May 14, 2024, at the Embassy Suites Omaha-La Vista Hotel & Conference Center, and at any adjournment(s) thereof. The Embassy Suites Omaha-La Vista Hotel & Conference Center is located at 12520 Westport Parkway in

La Vista, Nebraska, which is situated near U.S. Interstate 80 and the Giles Road exit (Exit 442) in La Vista’s Southport development. Only registered stockholders (defined below) and beneficial owners with legal proxies (as explained in Beneficial Owners below) are entitled to vote in person at the Annual Meeting. We reserve the right to limit attendees to registered stockholders and beneficial owners and to make available and enforce certain meeting rules of conduct. Should you require additional directions to attend the meeting and vote in person, you may contact our Corporate Secretary as provided in Contacting the Corporate Secretary and Executive Offices. At the meeting, members of our management team will discuss our results of operations and business plans. Members of our Board are also expected to be present.

Record Date. The record date for the Annual Meeting is March 25, 2024. On the record date, 63,412,833 shares of common stock ($0.01 par value) were outstanding. At the Annual Meeting, each stockholder will be entitled to one vote (in person or by proxy) per share that is owned of record at the close of business on March 25, 2024. Our stock transfer books will not be closed. On March 25, 2024, the closing market price of our common stock as reported on the Nasdaq Global Select MarketSM was $37.97 per share.
Quorum. For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, either in person or by proxy, of a majority of all outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Both abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present for the transaction of business. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. “Broker non-votes” are shares held by a brokerage firm, bank or other nominee (each, a “broker”) that are represented by proxy at the Annual Meeting, but the broker has not received voting instructions from the beneficial owner of such shares and does not have discretionary voting power for certain matters.

Stockholders Eligible to Vote and Voting Methods. Most of the Company’s stockholders hold their shares through a broker rather than in their own name. How you hold your shares determines the method by which you may vote your shares.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent Equiniti Trust Company, you are considered a “registered stockholder” and the stockholder of record with respect to those shares. If you are a registered stockholder holding shares at the close of business on the record date, Broadridge must receive your proxy by 11:59 p.m. Eastern Time on May 13, 2024 (“Registered Deadline”), which you may submit by following the instructions in the Availability Notice or returning a proxy you receive in the mail. Even if you have already submitted a proxy, you may vote in person at the Annual Meeting. To vote in person, obtain a ballot from the Corporate Secretary at the meeting and complete and return it prior to the closing of the polls.

Beneficial Owners. If you hold your shares through a broker, you are considered a “beneficial owner” of shares, and you have the right to instruct the broker how to vote the shares held in your account. The broker should provide you with a voting instruction form, and it may include Internet or telephone voting options. You must follow the instructions therein by the broker’s deadline (“Broker Deadline”). As a beneficial owner, you may not vote in person unless you obtain from the broker a legal proxy that gives you the right to do so. Please contact the broker for instructions on obtaining such a document and then present it along with proof of beneficial ownership (such as a brokerage account statement) prior to voting by ballot at the Annual Meeting.

Voting Your Proxy and Designated Proxy Holder. When a proxy is properly and timely submitted (and not timely and properly revoked), the proxy will be voted according to the instructions you made when granting the proxy. Unless you specify otherwise or if no choice is indicated on your proxy, all shares of our common stock represented by the proxy will be voted:
(i)FOR the election of ALL nominees for director (Proposal 1);
(ii)FOR the approval of the advisory resolution on executive compensation (Proposal 2);
(iii)FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2024 (Proposal 3); and

(iv)In accordance with the best judgment of the named proxy on any other matters properly brought before the Annual Meeting or any adjournment thereof. See Other Matters in this Proxy Statement.

For purposes of the Annual Meeting, Derek J. Leathers and Nathan J. Meisgeier are each an appointed and authorized “Designated Proxy Holder.” Your proxy appoints each of the Designated Proxy Holders as your duly authorized attorney-in-fact. If you properly submit a proxy, either of the Designated Proxy Holders has the power to represent and vote at the Annual Meeting all shares of our outstanding common stock that you are entitled to vote represented in the proxy. The Designated Proxy Holder who votes your shares will do so as instructed by you on your proxy. If you do not provide voting instructions on the proposals discussed in this Proxy Statement, or for any other matters properly presented at the Annual Meeting, your proxy also gives the Designated Proxy Holder who votes your shares the discretionary authority to vote your shares as noted in this Proxy Statement and in accordance with his best judgment.

Revoking Your Proxy. If you wish to revoke your prior proxy or voting instruction and replace it with a new one, re-cast your vote using any allowed method prior to the Registered Deadline (if you are a registered stockholder) or Broker Deadline (if you are a beneficial owner). If you wish to revoke your vote without re-casting a new one, contact Broadridge (if you are a registered stockholder) or the broker (if you are a beneficial owner) and follow their instructions, which must be received prior to the applicable deadline. You may also revoke your vote in person at the Annual Meeting prior to the closing of the polls, but only if you are a registered holder or have a legal proxy from your broker. In either case, you may either re-cast your vote or submit a written revocation request to the Corporate Secretary. Mere attendance at the Annual Meeting does not automatically revoke your proxy. For all options, only your latest, unrevoked vote prior to the applicable deadline will be counted.

Cumulative Voting in Director Elections. With respect to the election of directors, Company stockholders (or their proxy holder, if one is appointed) have cumulative voting rights under the laws of the State of Nebraska. This means that you (or your proxy holder) may: (i) vote your shares for as many directors as are to be elected; (ii) cumulate your shares and give one director nominee an amount of votes equal to the total number of directors to be elected multiplied by the total number of your shares; or (iii) distribute an amount of votes calculated as described in clause (ii) among as many director nominees as you desire. If you wish to vote cumulatively, you must vote in person (as allowed) or give your specific cumulative voting instructions to the selected proxy, and your instructions must indicate the number of votes represented by your shares that are to be cast for one or more of the director nominees. The solicitation of proxies on behalf of the Board includes a solicitation for discretionary authority to cumulate votes. If you vote by mail or in person, you may withhold authority to vote for any nominee(s) by writing the number(s) of such nominee(s) where provided on the accompanying proxy. If you vote by Internet or telephone, you may withhold authority by following instructions provided.

Votes Required for Proposals and Voting Process. If you are a beneficial owner, certain exchange rules govern how brokers can vote your shares. If voting instructions are not received from you, the broker may generally vote your shares on certain routine matters but cannot vote your shares on the election of directors, corporate governance proposals and other non-routine matters. These “broker non-votes” will not be treated as votes cast at the Annual Meeting on non-routine matters. With respect to the proposals described in this Proxy Statement to be voted on at the Annual Meeting, the election of directors (“Proposal 1”) and the approval of the advisory resolution on executive compensation (“Proposal 2”) constitute non-routine matters. The ratification of the appointment of our independent registered public accounting firm (“Proposal 3”) is considered a routine matter.

The following votes are required for the proposals discussed in this Proxy Statement to be voted on at the Annual Meeting, assuming the presence of a quorum:
Proposal 1. Directors are elected when they receive a plurality of affirmative votes cast by holders of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon. This means the three nominees receiving the highest number of votes at the Annual Meeting, after taking into account any cumulative voting, will be elected to the Board. Abstentions and broker non-votes will not impact the election of directors.

Proposal 2. The approval of the advisory resolution on executive compensation will be decided by the affirmative vote of a majority of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions will be counted as votes cast and will have the same effect as a vote against the resolution. Broker non-votes will not be counted as votes cast and will have no effect on the outcome of such vote.

Proposal 3. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions will be counted as votes cast and will have the same effect as a vote against the matter. Broker non-votes will also be counted as votes cast; however, because brokers may vote on this routine matter, no broker non-votes are expected in connection with Proposal 3.

Voting Results. The Board has appointed Mr. Johnson and two other Company employees to serve as an inspector of election for the Annual Meeting, each having individual authority to fulfill the duties of inspector. Proxies and ballots will be received and tabulated by an inspector of election. Preliminary voting results will be announced at the Annual Meeting, and an inspector of election will then calculate final voting results. We will disclose the Annual Meeting voting results on a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.

Stockholder Privacy. All proxies, ballots and voting tabulations that identify individual stockholders are kept private and confidential by our tabulator and will not be disclosed, except as may be necessary to meet legal requirements.

Expenses of Solicitation. We will bear all costs of this proxy solicitation, including expenses for the preparation, printing, assembly and mailing of materials. Some of our directors, officers and employees may also solicit proxies in person or by the Internet, telephone or other electronic communications, and they will not receive any additional compensation for making such solicitations. We will also reimburse Broadridge, brokerage firms and other custodians and fiduciaries for all reasonable expenses incurred for forwarding Proxy Materials to stockholders in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy will help to avoid additional expense in the event the Company retains an outside firm to solicit proxies.

Other Matters. On the date of mailing this Proxy Statement, the Board knows of no other matters to be brought before stockholders at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are properly presented at the meeting, your signed proxy authorizes a Designated Proxy Holder to vote the shares represented thereby in his discretion and according to his best judgment.

Assuming the presence of a quorum, all other matters that properly come before the Annual Meeting will each require the affirmative vote of a majority of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon.

STOCKHOLDERS SHARING THE SAME ADDRESS

Broadridge and brokers may participate in the practice of householding stockholder materials, such as proxy statements, annual reports, and information statements, which aligns with our environmental goals and reduces printing expenses. This means only one copy of the Proxy Materials may have been sent to multiple stockholders in your household. To obtain separate copies of the Proxy Materials for each individual stockholder, contact our Corporate Secretary as provided in Contacting the Corporate Secretary and Executive Offices, and we will promptly deliver the materials without charge.

If you wish to commence or discontinue householding for your residence, you should (i) if you are a registered stockholder, contact Broadridge either by calling toll-free at 1.866.540.7095 or by writing Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or (ii) if you are a beneficial owner holding through a broker, contact such entity.

CONTACTING THE CORPORATE SECRETARY AND EXECUTIVE OFFICES

Our Corporate Secretary is Diane M. Stewart-Ferro. The mailing address, telephone numbers and e-mail address for our Corporate Secretary and executive offices are:
Werner Enterprises, Inc.
Attention: Corporate Secretary
Post Office Box 45308
Omaha, Nebraska 68145-0308
Telephone: (402) 895-6640
Toll-Free: (800) 228-2240
E-Mail: invrelations@werner.com

INTERNET AVAILABILITY OF MATERIALS; VOTING

We are sending an Important Notice Regarding Internet Availability of Proxy Materials (“Availability Notice”) to registered stockholders rather than mailing a full paper set of materials. The Availability Notice contains instructions on how to access our proxy materials for the Annual Meeting and vote.
Please promptly go to www.proxyvote.com, read the Proxy Statement, and follow the simple instructions to vote, which include using the control number in the Availability Notice.
The Availability Notice also contains instructions on how to obtain the printed Proxy Materials, free of charge.
If you receive a proxy card by mail, you may vote by following the instructions on the card, including using the control number therein.
If you hold shares through a broker, please promptly follow their voting instructions.
We appreciate your prompt votes in advance even if you plan to attend the meeting.
All investors and the public may go to our website, www.werner.com, under the Investors link, to view the Proxy Materials and other SEC filings. However, use www.proxyvote.com to submit your proxy to vote your shares.

By Order of the Board of Directors,

Diane M. Stewart-Ferro
Omaha, Nebraska	Corporate Secretary
April 3, 2024

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V34800-P08474 ! ! ! For All Withhold All For All Except For Against Abstain ! !! WERNER ENTERPRISES, INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. WERNER ENTERPRISES, INC. ATTENTION: CORPORATE SECRETARY POST OFFICE BOX 45308 OMAHA, NE 68145-0308 01) Michelle D. Greene 02) Scott C. Arves 03) Alexi A. Wellman Nominees: 2. To approve an advisory resolution on executive compensation. 3. To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2024. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: Designated Proxy Holder may vote shares subject to proxy on any other business that properly comes before the meeting or any adjournment thereof. 1. Election of Directors* The Board of Directors recommends you vote FOR ALL: The Board of Directors recommends you vote FOR the following proposals: ! *Alternatively, to cumulate votes as to a particular nominee as explained in the Proxy Statement, do NOT mark "For All," "Withhold All" or "For All Except" above, but check box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card and return it by mail. Please do not check box unless you want to exercise cumulative voting. ! !! VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Werner Enterprises, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive your proxy card by 11:59 p.m. Eastern Time the day before the meeting. SCAN TO VIEW MATERIALS & VOTEw

V34801-P08474 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 14, 2024: The Notice of Annual Meeting, Proxy Statement, and 2023 Annual Report are available at www.proxyvote.com. Continued and to be signed on reverse side WERNER ENTERPRISES, INC. PROXY This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held Tuesday, May 14, 2024 at 10:00 a.m. Central Time (Embassy-Suites Omaha-La Vista Hotel & Conference Center, La Vista, NE) The undersigned stockholder hereby acts by proxy and appoints each of Derek J. Leathers and Nathan J. Meisgeier (each, a "Designated Proxy Holder"), to act as duly authorized attorney-in-fact and proxy, with full power of substitution, to represent and vote, as the undersigned stockholder directs herein, all shares of common stock of Werner Enterprises, Inc., that such stockholder is entitled to vote as of March 25, 2024 at the Annual Meeting of Stockholders to be held on Tuesday, May 14, 2024 (including any adjournments or postponements thereof), and to vote all such shares on any other business that properly comes before such meeting. The proposals to be voted on in this Proxy are not related to, and are not conditioned upon, the approval of other matters. This Proxy, when properly executed, will be voted as directed by the undersigned stockholder. If no instruction is given with respect to a proposal, this Proxy will be voted in accordance with the recommendation of the Board of Directors, which is: “FOR ALL” for Proposal 1, and “FOR” for Proposals 2 and 3. CUMULATE ____________________________________________________________________________________________ _______________________________________________________________________________________________________ (If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)